Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Directors of Goodrich Corporation

We have audited the accompanying consolidated balance sheets of Goodrich Corporation as of December 31, 2011 and 2010, and the related consolidated statements of income, cash flows, and equity for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Goodrich Corporation at December 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), Goodrich Corporation’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 23, 2012 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Charlotte, North Carolina

February 23, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Directors of Goodrich Corporation

We have audited Goodrich Corporation’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Goodrich Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Goodrich Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Goodrich Corporation as of December 31, 2011 and 2010 and the related consolidated statements of income, cash flows and equity for each of the three years in the period ended December 31, 2011 of Goodrich Corporation and our report dated February 23, 2012 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Charlotte, North Carolina

February 23, 2012

Consolidated Statement of Income for the Years Ended December 31, 2011, 2010 and 2009

CONSOLIDATED STATEMENT OF INCOME

	Year Ended December 31,
	2011	2010	2009
	(Dollars in millions, except per share amounts)
Sales	$8,074.9	$6,966.9	$6,685.6
Operating costs and expenses:
Cost of sales	5,502.8	4,843.9	4,724.1
Selling and administrative costs	1,236.3	1,124.7	1,032.3

	6,739.1	5,968.6	5,756.4

Operating Income	1,335.8	998.3	929.2
Interest expense	(138.7)	(137.5)	(121.0)
Interest income	0.9	1.2	1.1
Other income (expense) — net	(33.5)	(57.1)	(25.2)

Income from continuing operations before income taxes	1,164.5	804.9	784.1
Income tax expense	(346.0)	(220.5)	(207.8)

Income From Continuing Operations	818.5	584.4	576.3
Income from discontinued operations — net of income taxes	0.3	2.2	34.5

Consolidated Net Income	818.8	586.6	610.8
Net income attributable to noncontrolling interests	(8.4)	(7.9)	(13.5)

Net Income Attributable to Goodrich	$810.4	$578.7	$597.3

Amounts attributable to Goodrich:
Income from continuing operations	$810.1	$576.5	$562.8
Income from discontinued operations — net of income taxes	0.3	2.2	34.5

Net Income Attributable to Goodrich	$810.4	$578.7	$597.3

Earnings per common share attributable to Goodrich:
Basic Earnings Per Share
Continuing operations	$6.39	$4.54	$4.47
Discontinued operations	—	0.02	0.28

Net Income Attributable to Goodrich	$6.39	$4.56	$4.75

Diluted Earnings Per Share
Continuing operations	$6.33	$4.50	$4.43
Discontinued operations	—	0.01	0.27

Net Income Attributable to Goodrich	$6.33	$4.51	$4.70

See Notes to Consolidated Financial Statements

Consolidated Balance Sheet as of December 31, 2011 and 2010

CONSOLIDATED BALANCE SHEET

	December 31,
	2011	2010
	(Dollars in millions, except share amounts)
Current Assets
Cash and cash equivalents	$987.0	$798.9
Accounts and notes receivable — net	1,343.2	1,102.7
Inventories — net	2,876.6	2,449.4
Deferred income taxes	197.8	158.3
Prepaid expenses and other assets	60.0	68.1
Income taxes receivable	—	93.7

Total Current Assets	5,464.6	4,671.1

Property, plant and equipment — net	1,633.2	1,521.5
Goodwill	1,991.0	1,762.2
Identifiable intangible assets — net	917.2	675.8
Deferred income taxes	36.4	16.4
Other assets	671.3	624.6

Total Assets	$10,713.7	$9,271.6

Current Liabilities
Short-term debt	$25.0	$4.1
Accounts payable	768.8	514.0
Accrued expenses	1,211.1	1,041.8
Income taxes payable	45.8	2.9
Deferred income taxes	23.3	28.1
Current maturities of long-term debt and capital lease obligations	1.6	1.5

Total Current Liabilities	2,075.6	1,592.4

Long-term debt and capital lease obligations	2,374.4	2,352.8
Pension obligations	904.3	556.7
Postretirement benefits other than pensions	286.2	296.9
Long-term income taxes payable	174.0	150.7
Deferred income taxes	560.5	431.2
Other non-current liabilities	600.2	503.1
Shareholders’ Equity
Common stock — $5 par value
Authorized 200,000,000 shares; issued 149,713,719 shares at December 31, 2011 and 148,213,331 shares at December 31, 2010 (excluding 14,000,000 shares held by a wholly owned subsidiary)	748.6	741.1
Additional paid-in capital	1,870.7	1,751.2
Income retained in the business	3,190.3	2,527.2
Accumulated other comprehensive income (loss)	(1,011.2)	(676.1)
Common stock held in treasury, at cost (24,422,527 shares at December 31, 2011 and 23,259,865 shares at December 31, 2010)	(1,098.3)	(996.5)

Total Shareholders’ Equity	3,700.1	3,346.9
Noncontrolling interests	38.4	40.9

Total Equity	3,738.5	3,387.8

Total Liabilities And Equity	$10,713.7	$9,271.6

See Notes to Consolidated Financial Statements

Consolidated Statement of Cash Flows for the Years Ended December 31, 2011, 2010 and 2009

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2011	2010	2009
	(Dollars in millions)
Operating Activities
Consolidated net income	$818.8	$586.6	$610.8
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
(Income) loss from discontinued operations	(0.3)	(2.2)	(34.5)
Restructuring and consolidation:
Expenses	29.6	7.3	21.6
Payments	(10.1)	(6.2)	(13.6)
Pension and postretirement benefits:
Expenses	102.1	180.2	199.5
Contributions and benefit payments	(119.4)	(471.3)	(271.8)
Depreciation and amortization	310.1	280.1	249.3
Excess tax benefits related to share-based payment arrangements	(15.6)	(21.9)	(5.0)
Share-based compensation expense	105.1	81.4	66.7
Loss on extinguishment of debt	—	34.9	—
Deferred income taxes	97.6	156.7	139.4
Change in assets and liabilities, net of effects of acquisitions and divestitures:
Receivables	(197.0)	(15.8)	44.8
Inventories, net of pre-production and excess-over-average	(81.1)	(11.2)	(42.3)
Pre-production and excess-over-average inventories	(294.6)	(161.9)	(180.2)
Other current assets	7.2	(12.9)	5.5
Accounts payable	189.3	7.7	(142.7)
Accrued expenses	104.5	28.3	2.5
Income taxes payable/receivable	167.6	(75.9)	51.2
Other assets and liabilities	(33.8)	(69.6)	(44.7)

Net Cash Provided By Operating Activities	1,180.0	514.3	656.5

Investing Activities
Purchases of property, plant and equipment	(317.5)	(222.3)	(169.0)
Proceeds from sale of property, plant and equipment	1.8	0.9	1.3
Net payments made for acquisitions, net of cash acquired	(503.3)	(342.6)	(392.1)
Investments in and advances to equity investees	(2.0)	(2.0)	(2.0)

Net Cash Used In Investing Activities	(821.0)	(566.0)	(561.8)

Financing Activities
Increase (decrease) in short-term debt, net	(17.7)	0.9	(35.0)
Debt redemption premium	—	(37.4)	—
Net proceeds from issuance of long-term debt	32.0	593.9	597.0
Repayments of long-term debt and capital lease obligations	(17.5)	(258.3)	(120.5)
Proceeds from issuance of common stock	47.0	94.4	35.3
Purchases of treasury stock	(101.8)	(179.5)	(23.8)
Dividends paid	(111.0)	(173.1)	(125.6)
Excess tax benefits related to share-based payment arrangements	15.6	21.9	5.0
Distributions to noncontrolling interests	(10.9)	(13.6)	(27.8)

Net Cash Provided By (Used In) Financing Activities	(164.3)	49.2	304.6

Discontinued Operations
Net cash provided by (used in) operating activities	(0.4)	(0.7)	34.1
Net cash provided by (used in) investing activities	—	—	—
Net cash provided by (used in) financing activities	—	—	—

Net cash provided by (used in) discontinued operations	(0.4)	(0.7)	34.1
Effect of exchange rate changes on cash and cash equivalents	(6.2)	(8.9)	7.3

Net increase (decrease) in cash and cash equivalents	188.1	(12.1)	440.7
Cash and cash equivalents at beginning of period	798.9	811.0	370.3

Cash and cash equivalents at end of period	$987.0	$798.9	$811.0

See Notes to Consolidated Financial Statements

Consolidated Statement of Equity for the Years Ended December 31, 2011, 2010 and 2009

CONSOLIDATED STATEMENT OF EQUITY

	Common Stock		Additional Paid-In Capital	Income Retained In The Business	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Shareholders’ Equity	Noncontrolling Interests	Total Equity
	Shares	Amount
	(In thousands)				(Dollars in millions)
Balance December 31, 2008	143,611	$718.1	$1,525.3	$1,619.2	$(978.1)	$(793.2)	$2,091.3	$60.9	$2,152.2
Consolidated net income				597.3			597.3	13.5	610.8
Other comprehensive income (loss):
Translation adjustments					119.2		119.2		119.2
Pension and OPEB liability adjustment					37.2		37.2		37.2
Unrealized gain (loss) on cash flow hedges					148.5		148.5		148.5

Total comprehensive income (loss)							902.2	13.5	915.7
Distributions to noncontrolling interests								(27.8)	(27.8)
Repurchase of common stock						(15.9)	(15.9)		(15.9)
Employee award programs	1,631	8.1	27.4			(7.9)	27.6		27.6
Share-based compensation			37.2				37.2		37.2
Tax benefit from employees share-based compensation programs			7.1				7.1		7.1
Dividends declared (per share — $1.02)				(128.5)			(128.5)		(128.5)

Balance December 31, 2009	145,242	$726.2	$1,597.0	$2,088.0	$(673.2)	$(817.0)	$2,921.0	$46.6	$2,967.6

Consolidated net income				578.7			578.7	7.9	586.6
Other comprehensive income (loss):
Translation adjustments					(31.2)		(31.2)		(31.2)
Pension and OPEB liability adjustment					36.8		36.8		36.8
Unrealized gain (loss) on cash flow hedges					(8.5)		(8.5)		(8.5)

Total comprehensive income (loss)							575.8	7.9	583.7
Distributions to noncontrolling interests								(13.6)	(13.6)
Repurchase of common stock						(166.9)	(166.9)		(166.9)
Employee award programs	2,971	14.9	79.7			(12.6)	82.0		82.0
Share-based compensation			51.2				51.2		51.2
Tax benefit from employees share-based compensation programs			23.3				23.3		23.3
Dividends declared (per share — $1.10)				(139.5)			(139.5)		(139.5)

Balance December 31, 2010	148,213	$741.1	$1,751.2	$2,527.2	$(676.1)	$(996.5)	$3,346.9	$40.9	$3,387.8

Consolidated net income				810.4			810.4	8.4	818.8
Other comprehensive income (loss):
Translation adjustments					(84.7)		(84.7)		(84.7)
Pension and OPEB liability adjustment					(227.1)		(227.1)		(227.1)
Unrealized gain (loss) on cash flow hedges					(23.3)		(23.3)		(23.3)

Total comprehensive income (loss)							475.3	8.4	483.7
Distributions to noncontrolling interests								(10.9)	(10.9)
Repurchase of common stock						(84.5)	(84.5)		(84.5)
Employee award programs	1,501	7.5	39.6			(17.3)	29.8		29.8
Share-based compensation			64.1				64.1		64.1
Tax benefit from employees share-based compensation programs			15.8				15.8		15.8
Dividends declared (per share — $1.16)				(147.3)			(147.3)		(147.3)

Balance December 31, 2011	149,714	$748.6	$1,870.7	$3,190.3	$(1,011.2)	$(1,098.3)	$3,700.1	$38.4	$3,738.5

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Goodrich Merger Agreement with United Technologies Corporation

On September 21, 2011, Goodrich Corporation and its majority-owned subsidiaries (“the Company” or “Goodrich”) entered into an Agreement and Plan of Merger (Merger Agreement) with United Technologies Corporation (UTC). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, the Company will be acquired by UTC in a cash-for-stock transaction (Merger). The Company has agreed to various covenants in the Merger Agreement, including, among other things:

•	to conduct its business in the ordinary course consistent with past practice during the period between the execution of the Merger Agreement and the time of the Merger;

•

to not grant new awards pursuant to employee share-based compensation plans after September 21, 2011 (except under certain conditions in the event the Merger is not consummated prior to August 31, 2012); and

•	to not incur or assume any indebtedness other than under the Company’s existing unsecured committed revolving credit facility.

At the time of the Merger, each outstanding share of the Company’s common stock will be converted into the right to receive $127.50 in cash, without interest payable to the holder of such share. All outstanding share-based awards including stock options, restricted stock units and performance units, whether vested or unvested, will be cancelled in exchange for a cash payment in accordance with the Merger Agreement.

The consummation of the Merger is expected to occur in mid-2012 and is subject to the satisfaction or waiver of certain closing conditions, including (1) adoption of the Merger Agreement by the shareholders of the Company, for which the vote is currently scheduled for March 13, 2012, (2) expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other consents and approvals required under applicable antitrust laws, (3) the absence of any law or order prohibiting the consummation of the Merger, (4) subject to certain exceptions, the accuracy of representations and warranties of the Company and UTC and (5) the performance or compliance by the Company and UTC with their respective covenants and agreements.

The Company incurred merger-related costs of $18.2 million for the year ended December 31, 2011. These costs are included in other income (expense) — net in the Company’s consolidated statement of income. In addition, the Company incurred higher share-based compensation costs of approximately $18 million as a result of the increase in its share price primarily related to the Merger Agreement. See Note 5, “Other Income (Expense) — Net” and Note 6, “Share-Based Compensation”.

Note 2. Significant Accounting Policies

Basis of Presentation.    The consolidated financial statements reflect the accounts of the Company. Investments in 20 to 50 percent-owned affiliates are accounted for using the equity method. Equity in earnings (losses) from these businesses is included in other income (expense) — net. Intercompany accounts and transactions are eliminated.

Cash Equivalents.    Cash equivalents consist of highly liquid investments with a maturity of three months or less at the time of purchase.

Allowance for Doubtful Accounts.    The Company evaluates the collectability of trade receivables based on a combination of factors. The Company regularly analyzes significant customer accounts and, when the Company becomes aware of a specific customer’s inability to meet its financial obligations to the Company, which may occur in the case of bankruptcy filings or deterioration in the customer’s operating results or financial position, the Company records a specific reserve for bad debt to reduce the related receivable to the amount the Company reasonably believes is collectible. The Company also records reserves for bad debts for all other customers based on a variety of factors including the length of time the receivables are past due, the financial health of the customer, macroeconomic considerations and historical experience. If circumstances related to specific customers change, the Company’s estimates of the recoverability of receivables could be further adjusted. See Note 15, “Supplemental Balance Sheet Information”.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Inventories.    Inventories are stated at the lower of cost or market. The costs of certain U.S. inventories were determined by the last-in, first-out (LIFO) cost method. Costs for the remaining inventories were determined by the first-in, first-out (FIFO) cost method. See Note 9, “Inventories”.

Inventoried costs on long-term contracts include certain pre-production costs, consisting primarily of tooling and engineering design and production costs, including applicable overhead. The costs attributed to units delivered under long-term commercial contracts are based on the estimated average cost of all units expected to be produced and are determined under the learning curve concept, which anticipates a predictable decrease in unit costs as tasks and production techniques become more efficient through repetition. This usually results in an increase in inventory (referred to as “excess-over average”) during the early years of a contract. If in-process inventory plus estimated costs to complete a specific contract exceed the anticipated remaining sales value of such contract, the excess is charged to cost of sales in the period identified.

In accordance with industry practice, costs in inventory include amounts relating to contracts with long production cycles, some of which are not expected to be realized within one year.

Property, Plant and Equipment.    Property, plant and equipment, including amounts recorded under capital leases, are recorded at cost. Depreciation is computed principally using the straight-line method over the following estimated useful lives: buildings and improvements, 15 to 40 years; machinery and equipment, 5 to 15 years; and internal use software, 2 to 10 years. In the case of capitalized lease assets, depreciation is recognized over the lease term if shorter. Repairs and maintenance costs are expensed as incurred. See Note 15, “Supplemental Balance Sheet Information”.

Goodwill.    Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired businesses. Intangible assets deemed to have indefinite lives and goodwill are not subject to amortization, but are reviewed for impairment annually, or more frequently, if indicators of potential impairment exist. See Note 10, “Goodwill and Identifiable Intangible Assets”.

Identifiable Intangible Assets.    Identifiable intangible assets are recorded at cost or, when acquired as part of a business combination, at estimated fair value. These assets include patents, trademarks, licenses, technology, customer relationships and non-compete agreements. Identifiable intangible assets are generally amortized over their useful life utilizing the straight-line method or using undiscounted cash flows, a method that reflects the pattern in which the economic benefits of the intangible assets are consumed.

Impairments of identifiable intangible assets are recognized when events or changes in circumstances indicate that the carrying amount of the asset, or related groups of assets, may not be recoverable and the Company’s estimate of undiscounted cash flows over the assets’ remaining useful lives is less than the carrying value of the assets. Measurement of the amount of impairment may be based upon an appraisal, market values of similar assets or estimated discounted future cash flows resulting from the use and ultimate disposition of the asset. See Note 10, “Goodwill and Identifiable Intangible Assets”.

Revenue and Income Recognition.    For revenues not recognized under the long-term contract method of accounting or separately priced extended warranty or product maintenance contracts, the Company recognizes revenues from the sale of products at the point of passage of title, which is generally at the time of shipment. Revenues earned from providing maintenance service are recognized when the service is complete.

The Company has entered into long-term product maintenance arrangements to provide specific products and services to customers for a specified amount per flight hour, brake landing and/or aircraft landings. Revenue is recognized for these arrangements as the service is performed and the costs are incurred. The Company has sufficient historical evidence that indicates that the costs of performing the service under the contract are incurred on other than a straight-line basis.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For revenues recognized under the contract method of accounting, the Company recognizes sales and profits on each contract in accordance with the percentage-of-completion method, generally using units-of-delivery as the basis to measure progress towards completing the contract and recognizing revenue and profit. This method requires estimates that involve various assumptions and projections relative to the outcome of future events, including the quantity and timing of product deliveries. Projected revenues over the contract period may include estimates of recoveries asserted against the customer for delays, changes in specifications and designs or other unanticipated costs. Amounts related to contract claims or change orders are included in projected revenues when they can be reliably estimated and realization is considered probable. The contract method of accounting also involves the use of various estimating techniques to project costs at completion. Estimates include assumptions relative to future labor performance and rates, and projections relative to material and overhead costs. These assumptions involve various levels of expected performance improvements.

The Company updates its contract estimates periodically and reflects changes in estimates in the current period using the cumulative catch-up method. A significant portion of the Company’s sales in its aerostructures business in the Nacelles and Interior Systems segment are long-term, fixed-priced contracts, many of which contain escalation clauses, requiring delivery of products over several years and frequently providing the buyer with option pricing on follow-on orders.

Consistent with industry practice, the Company classifies assets and liabilities, including unbilled receivables and deferred revenue related to contracts accounted for under the long-term contract method of accounting, as current. Included in accounts receivable at December 31, 2011 and 2010, were receivable amounts under contracts in progress of $271 million and $206.6 million, respectively, that represent amounts earned but not billable. These amounts become billable according to their contract terms, which usually consider the passage of time, achievement of milestones or completion of the project. Of the $271 million at December 31, 2011, $132.5 million is expected to be collected after December 31, 2012.

The Company had no receivable balances that had been billed but not paid by customers under retainage provisions in contracts. The Company also did not have any receivable balances, billed or unbilled, that represented claims or other disagreements with customers subject to uncertainty concerning their determination or ultimate realization.

The Company’s aerostructures business is party to a long-term supply arrangement whereby it receives cash payments for its performance over a period that extends beyond the Company’s performance period of the contract. The contract is accounted for using the percentage of completion method of contract accounting. Unbilled receivables include revenue recognized that will be realized from cash payments to be received beyond the period of performance. In estimating its revenues to be received under the contract, cash receipts that are expected to be received beyond the performance period are included at their present value as of the end of the performance period.

Income Taxes.    Income tax expense for federal, foreign, state and local income taxes are calculated on reported financial reporting pre-tax income based on current tax law and include the cumulative effect of any changes in tax rates from those used previously in determining deferred tax assets and liabilities. The Company records interest (net of any applicable tax benefit) on potential tax contingencies as a component of its tax expense. The Company recognizes benefits associated with uncertain tax positions that are more likely than not of being realized upon settlement with a taxing authority. See Note 14, “Income Taxes”.

Rotable Assets.    Rotable assets are components, which are held for the purpose of exchanging with a customer for used components in conjunction with an overhaul service transaction. Rotable assets are recorded as other assets and amortized over their estimated economic useful life or the related contract term, as appropriate. Because rotable assets are generally overhauled during each cycle, the overhaul cost is charged to cost of sales in the period of the overhaul. See Note 15, “Supplemental Balance Sheet Information”.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Participation Payments.    Certain businesses make cash payments under long-term contractual arrangements to original equipment manufacturers (OEM) or system contractors in return for a secured position on an aircraft program. Participation payments are capitalized as other assets when a contractual liability has been incurred, and are amortized as a reduction to sales, as appropriate. Participation payments are amortized over the estimated number of production units to be shipped over the program’s production life which reflects the pattern in which the economic benefits of the participation payments are consumed. The carrying amount of participation payments is evaluated for recovery at least annually or when other indicators of impairment occur such as a change in the estimated number of units or the economics of the program. If such estimates change, amortization expense is adjusted and/or an impairment charge is recorded, as appropriate, for the effect of the revised estimates. No such impairment charges were recorded in 2011, 2010 or 2009. See Note 15, “Supplemental Balance Sheet Information”.

Sales Incentives.    The Company offers sales incentives to certain airline customers in connection with sales contracts. These incentives may consist of up-front cash payments, merchandise credits and/or free products. The cost of these incentives is recognized as an expense in the period incurred unless recovery of these costs is specifically guaranteed by the customer in the contract. If the contract contains such a guarantee, then the cost of the sales incentive is capitalized as other assets and amortized to cost of sales, or as a reduction to sales, as appropriate, using the straight-line method over the remaining contract term. The carrying amount of sales incentives is evaluated for recovery when indicators of potential impairment exist. The carrying value of sales incentives is also compared annually to the amount recoverable under the terms of the guarantee in the customer contract. If the amount of the carrying value of the sales incentives exceeds the amount recoverable in the contract, the carrying value is reduced. No significant impairment charges were recorded in 2011, 2010 or 2009. See Note 15, “Supplemental Balance Sheet Information”.

Flight Certification Costs.    When a supply arrangement is secured, certain businesses may agree to supply hardware to an OEM to be used in flight certification testing and/or make cash payments to reimburse an OEM for costs incurred in testing the hardware. The flight certification testing is necessary to certify aircraft systems/components for the aircraft’s airworthiness and allows the aircraft to be flown and thus sold in the country certifying the aircraft. Flight certification costs are capitalized in other assets and are amortized to cost of sales, or as a reduction to sales, as appropriate, over the projected number of aircraft to be manufactured. The carrying amount of flight certification costs is evaluated for recovery when indicators of impairment exist. The carrying value of the asset and amortization expense is adjusted when the estimated number of units to be manufactured changes. No such impairment charges were recorded in 2011, 2010 or 2009. See Note 15, “Supplemental Balance Sheet Information”.

Entry Fee.    The aerostructures business in the Company’s Nacelles and Interior Systems segment made a cash payment to an OEM under a long-term contractual arrangement related to a new engine program. The payment is referred to as an entry fee and entitles the Company to a controlled access supply contract and to receive certain OE and aftermarket-based payments as specified in the contract. The entry fee is capitalized in other assets and is amortized over units of delivery as a reduction to sales. The carrying amount of the entry fee is evaluated for recovery at least annually or when other significant assumptions or economic conditions change. Recovery of an entry fee is assessed based on the expected cash flow from the program over the remaining program life as compared to the recorded amount of the entry fee. If the carrying value of the entry fee exceeds the cash flow to be generated from the program, a charge would be recorded to reduce the entry fee to its recoverable amount. No such impairment charge was recorded in 2011, 2010 or 2009. See Note 15, “Supplemental Balance Sheet Information”.

Shipping and Handling.    Shipping and handling costs are recorded in cost of sales.

Financial Instruments.    The Company’s financial instruments include cash and cash equivalents, accounts and notes receivable, foreign currency forward contracts, accounts payable and debt. Because of their short maturity, the carrying amount of cash and cash equivalents, accounts and notes receivable,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

accounts payable and short-term bank debt approximates fair value. Fair value of long-term debt is based on quoted market prices or rates available to the Company for debt with similar terms and maturities. See Note 8, “Fair Value Measurements”.

Derivative financial instruments are carried on the consolidated balance sheet at fair value. The fair value of derivatives and other forward contracts is based on quoted market prices. See Note 17, “Derivatives and Hedging Activities”.

Foreign Currency Translation.    Assets and liabilities of subsidiaries that prepare financial statements in currencies other than the U.S. dollar are translated using rates of exchange as of the balance sheet date and the statements of earnings are translated at the average rates of exchange for each reporting period. Translation adjustments are reported in accumulated other comprehensive income (loss) (AOCI) except when the functional currency is the U.S. Dollar. If the functional currency is the U.S. Dollar, translation adjustments are reported in cost of sales.

Share-Based Compensation.    The Company utilizes the fair value method of accounting to account for share-based compensation awards. See Note 6, “Share-Based Compensation”.

Pension and Postretirement Benefits.    The Company recognizes the funded status of the Company’s pension plans and postretirement benefits plans other than pension (OPEB) on its consolidated balance sheet, with a corresponding adjustment to AOCI, net of tax. The measurement date used to determine the pension and OPEB obligations and assets for all plans was December 31. Plan assets have been valued at fair value. See Note 13, “Pensions and Postretirement Benefits”.

Research and Development.    The Company performs research and development under company-funded programs for commercial products and under contracts with others. Research and development under contracts with others is performed on both military and commercial products. Company-funded research and development programs are expensed as incurred. Customer funding of the Company’s research and development efforts is generally recorded as an offset to research and development expense. Total research and development expenditures in 2011, 2010 and 2009 were approximately $247 million, $247 million and $239 million, respectively. These amounts are net of approximately $119 million, $85 million and $101 million, respectively, which were funded by customers.

Reclassifications.    Certain amounts in prior year financial statements have been reclassified to conform to the current year presentation.

Discontinued Operations.    Net income from discontinued operations was $0.3 million, $2.2 million and $34.5 million (net of income taxes of $20.8 million in 2009) for the years ended 2011, 2010 and 2009, respectively. The income in 2009 related primarily to the resolution of litigation for an environmental matter at a divested business that had been previously reported as a discontinued operation and favorable resolution of other divestiture liabilities.

Use of Estimates.    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. During 2011, 2010 and 2009, the Company updated its estimates of revenues and costs on certain long-term contracts, primarily in its aerostructures and aircraft wheels and brakes businesses which increased income from continuing operations before income taxes during 2011, 2010 and 2009 by $108.1 million, ($68.6 million after tax or $0.54 per diluted share),$98 million ($61.3 million after tax or $0.49 per diluted share) and $45.1 million ($28.3 million after tax or $0.23 per diluted share), respectively. These changes were primarily related to favorable cost and operational performance, changes in volume expectations and sales pricing improvements and finalization of contract terms on current and/or follow-on contracts.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Environmental Liabilities.    The Company establishes environmental liabilities when it is probable that an obligation has been incurred and the Company has the ability to reasonably estimate the liability. The Company capitalizes environmental costs only if the costs are recoverable and (1) the costs extend the life, increase the capacity, or improve the safety or efficiency of property owned by the Company as compared with the condition of that property when originally constructed or acquired; (2) the costs mitigate or prevent environmental contamination that has yet to occur and that otherwise may result from future operations or activities and the costs improve the property compared with its condition when constructed or acquired; or (3) the costs are incurred in preparing the property for sale. All other environmental costs are expensed. See Note 16, “Contingencies”.

Toxic Tort.    The Company establishes toxic tort liabilities, including asbestos, when it is probable that an obligation has been incurred and the Company has the ability to reasonably estimate the liability. The Company typically records a liability for toxic tort when legal actions are in advanced stages (proximity to trial or settlement). The Company expenses legal costs for toxic tort issues when incurred. See Note 16, “Contingencies”.

Service and Product Warranties.    The Company provides service and warranty policies on certain of its products. The Company accrues liabilities under service and warranty policies based upon specific claims and a review of historical warranty and service claim experience. Adjustments are made to accruals as claim data and historical experience change. In addition, the Company incurs discretionary costs to service its products in connection with product performance issues, which are expensed as incurred. See Note 15, “Supplemental Balance Sheet Information”.

Deferred Settlement Credits.    The Company reached agreements with certain of its insurance carriers that are in run-off, insolvent or are undergoing solvent schemes of arrangements to receive negotiated payments in exchange for loss of insurance coverage for third party claims against the Company. The portion of these negotiated payments related to past costs was recognized in income. The portion related to future claims is recorded as a deferred settlement credit and reported within accrued expenses and other non-current liabilities. The deferred settlement credits will partially offset future costs related to insurable claims. See Note 16, “Contingencies”.

Note 3. New Accounting Standards

New Accounting Standards Adopted in 2011

In September 2011, accounting guidance was issued that is included in Accounting Standards Codification (ASC) Topic 350, “Intangibles — Goodwill and Other”. This guidance amends the requirements for goodwill impairment testing. The Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, the Company determines it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, then performing the two-step impairment test is unnecessary. The Company has adopted this new standard effective with its annual goodwill impairment testing for the year ending December 31, 2011. See Note 10, “Goodwill and Identifiable Intangible Assets”.

New Accounting Standards Not Yet Adopted

In May 2011, accounting guidance was issued that is included in Accounting Standards Codification (ASC) Topic 820, “Fair Value Measurement”. This guidance amends the requirements for measuring amounts at fair value and disclosing information about fair value measurements and is effective for the Company on January 1, 2012. Upon adoption, the Company does not expect this standard to have a material impact on its financial condition or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In June 2011, accounting guidance was issued that is included in ASC Topic 220, “Comprehensive Income”. This guidance eliminates the option to report other comprehensive income and its components in the statement of changes in equity. Companies can elect to present items of net income and other comprehensive income in one continuous statement or in two separate, but consecutive, statements. The Company will present items of net income and other comprehensive income in two separate, but consecutive, statements effective with its Form 10-Q for the three months ended March 31, 2012.

Note 4. Business Segment Information

The Company’s business segments are as follows:

•

The Actuation and Landing Systems segment provides systems, components and related services pertaining to aircraft taxi, take-off, flight control, landing and stopping, and engine components, including fuel delivery systems and rotating assemblies.

•

The Nacelles and Interior Systems segment produces products and provides maintenance, repair and overhaul services associated with aircraft engines, including thrust reversers, cowlings, nozzles and their components, and aircraft interior products, including slides, seats, cargo and lighting systems.

•

The Electronic Systems segment produces a wide array of systems and components that provide flight performance measurements, flight management, fuel controls, electrical systems, control and safety data, reconnaissance and surveillance systems and precision guidance systems.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company measures each reporting segment’s profit based upon operating income. Accordingly, the Company does not allocate net interest expense, other income (expense) — net and income taxes to its reporting segments. The company-wide Enterprise Resource Planning (ERP) costs that are not directly associated with a specific business were not allocated to the segments. The accounting policies of the reportable segments are the same as those for the Company’s consolidated financial statements.

	Year Ended December 31,
	2011	2010	2009
	(Dollars in millions)
Sales
Actuation and Landing Systems	$2,945.3	$2,491.5	$2,524.3
Nacelles and Interior Systems	2,796.7	2,339.5	2,322.6
Electronic Systems	2,332.9	2,135.9	1,838.7

TOTAL SALES	$8,074.9	$6,966.9	$6,685.6

Intersegment Sales
Actuation and Landing Systems	$39.4	$32.5	$26.3
Nacelles and Interior Systems	12.7	10.6	8.4
Electronic Systems	31.2	25.9	29.9

TOTAL INTERSEGMENT SALES	$83.3	$69.0	$64.6

Operating Income
Actuation and Landing Systems(1)	$373.4	$273.1	$266.9
Nacelles and Interior Systems	729.7	555.9	515.3
Electronic Systems	390.8	324.9	276.4

	1,493.9	1,153.9	1,058.6
Corporate General and Administrative Expenses	(141.1)	(140.0)	(111.2)
ERP Costs	(17.0)	(15.6)	(18.2)

TOTAL OPERATING INCOME	$1,335.8	$998.3	$929.2

Capital Expenditures
Actuation and Landing Systems	$137.8	$77.5	$57.5
Nacelles and Interior Systems	77.8	52.0	51.7
Electronic Systems	77.6	66.3	39.1
Corporate	24.3	26.5	20.7

TOTAL CAPITAL EXPENDITURES	$317.5	$222.3	$169.0

Depreciation and Amortization Expense
Actuation and Landing Systems	$118.7	$100.8	$96.6
Nacelles and Interior Systems	88.9	81.9	80.8
Electronic Systems	76.0	73.4	53.0
Corporate	26.5	24.0	18.9

TOTAL DEPRECIATION AND AMORTIZATION	$310.1	$280.1	$249.3

Geographic Areas Sales
United States	$4,001.6	$3,512.0	$3,298.7
Europe(2)	2,731.2	2,327.9	2,281.3
Canada	245.7	219.5	236.1
Asia Pacific	637.8	585.8	510.6
Other Foreign	458.6	321.7	358.9

TOTAL SALES	$8,074.9	$6,966.9	$6,685.6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31,
	2011	2010
	(Dollars in millions)
Assets
Actuation and Landing Systems	$3,023.9	$2,239.9
Nacelles and Interior Systems	3,927.0	3,437.8
Electronic Systems	2,422.4	2,336.4
Corporate(3)	1,340.4	1,257.5

TOTAL ASSETS	$10,713.7	$9,271.6

Property, Plant and Equipment-net
United States	$963.5	$961.0
Europe	353.4	251.6
Canada	124.6	130.0
Asia Pacific	92.7	100.4
Other Foreign	99.0	78.5

TOTAL PROPERTY, PLANT AND EQUIPMENT-NET	$1,633.2	$1,521.5

(1)	On May 12, 2011, the Company acquired Microtecnica S.r.l. (Microtecnica) and incurred $8.4 million of acquisition related costs which were reported in selling and administrative costs for 2011. This acquisition is reported within the Actuation and Landing Systems segment.

On June 7, 2011, the Board of Directors of the Company authorized a plan to close a facility in its landing gear business. Due to declining program volumes, the Company will close the facility and incur substantially all of the costs by the end of 2012. The Company anticipates that it will incur costs in connection with this closure of approximately $37 million, of which approximately $15 million is for personnel related expenses, including severance, pension charges, outplacement services and assistance with employment transitioning, and approximately $22 million primarily related to facility closure and other costs, including accelerated depreciation, equipment dismantle and relocation costs and lease termination costs. During 2011, the Company incurred $20.1 million of costs related to this closure of which $14.4 million was personnel related and $5.7 million was facility closure and other costs and $15.2 million of these costs were reported in cost of sales and $4.9 million were reported in selling and administrative costs.

(2)	Sales to customers in France in 2011, 2010 and 2009 represented 48%, 49% and 50%, respectively, of European sales. Sales to customers in the United Kingdom in 2011, 2010 and 2009 represented 22%, 23% and 20%, respectively, of European sales. Sales were reported in the geographic areas based on the country to which the product was shipped.

(3)	Corporate assets primarily include cash, assets related to income taxes, company-wide ERP assets and Rabbi Trust assets.

In 2011, 2010 and 2009, direct and indirect sales to Airbus S.A.S. (Airbus) were approximately 18%, 17% and 17% of consolidated sales, respectively.

In 2011, 2010 and 2009, direct and indirect sales to The Boeing Company (Boeing) were approximately 15%, 15% and 16%, respectively, of consolidated sales. Indirect sales to the U.S. Government include a portion of the direct and indirect sales to Boeing referred to in the following paragraph.

In 2011, 2010 and 2009, direct and indirect sales to the U.S. Government were approximately 23%, 25% and 22%, respectively, of consolidated sales. Indirect sales to the U.S. Government include a portion of the direct and indirect sales to Boeing referred to in the preceding paragraph.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company has five categories of substantially similar products that share common customers, similar technologies and similar end-use applications and share similar risks and growth opportunities. Product categories cross the Company’s business segments and do not reflect the management structure of the Company. The Company’s sales by these product categories are as follows:

	Year Ended December 31,
	2011	2010	2009
	(Dollars in millions)
Engine Products & Services	$2,801.6	$2,444.0	$2,438.9
Landing System Products & Services	1,682.1	1,497.3	1,471.1
Electrical and Optical Products & Services	1,669.3	1,550.6	1,288.7
Airframe Products & Services	1,193.2	838.9	856.9
Safety Products & Services	583.0	505.0	509.9
Other Products & Services	145.7	131.1	120.1

Total Sales	$8,074.9	$6,966.9	$6,685.6

Note 5. Other Income (Expense) — Net

Other Income (Expense) — Net consisted of the following:

	Year Ended December 31,
	2011	2010	2009
	(Dollars in millions)
Merger — related expenses(1)	$(18.2)	$—	$—
Retiree health care expenses related to previously owned businesses	(9.5)	(10.5)	(12.3)
Debt redemption — premium(2)	—	(37.4)	—
Debt redemption — terminated interest rate swaps and costs, net(2)	—	2.5	—
Expenses related to previously owned businesses(3)	(9.7)	(6.3)	(9.1)
Equity in affiliated companies	4.1	(3.4)	(3.5)
Other — net	(0.2)	(2.0)	(0.3)

Other income (expense) — net	$(33.5)	$(57.1)	$(25.2)

(1)	Expenses related to the Merger Agreement. See Note 1, “Goodrich Merger Agreement with United Technologies Corporation”.

(2)	The Company redeemed all of its outstanding senior notes due in 2012. See Note 11, “Financing Arrangements”.

(3)	Primarily relates to environmental litigation costs.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 6. Share-Based Compensation

The compensation cost recorded for share-based compensation plans during 2011, 2010 and 2009 is presented below:

	Year Ended December 31,
	2011	2010	2009
	(Dollars in millions, except per share amount)
Compensation cost	$105.1	$81.4	$66.7
Compensation cost net of tax benefit	$68.5	$52.4	$43.2
Compensation cost per diluted share — net of tax benefit	$0.54	$0.41	$0.35

The increase from 2010 to 2011 was primarily due to a higher grant date fair value for the restricted stock units and stock options and changes in the Company’s share price for the Performance Units and Outside Director Phantom Share Plans. This significant increase in the Company’s share price was primarily related to the Merger Agreement entered into by the Company with UTC which resulted in approximately $18 million of additional pre-tax compensation cost during 2011. See Note 1, “Goodrich Merger Agreement with United Technologies Corporation”. The increase from 2009 to 2010 was primarily due to a higher grant date fair value for the restricted stock units and stock options.

The total income tax benefit recognized for share-based compensation awards was $36.6 million, $29 million and $23.5 million for 2011, 2010 and 2009, respectively. There was no share-based compensation cost capitalized as part of inventory and fixed assets. As of December 31, 2011, total compensation cost related to nonvested share-based compensation awards not yet recognized was $70.7 million, which is expected to be recognized over a weighted-average period of 2.1 years.

The Company administers the Goodrich Equity Compensation Plan (the Plan) as part of its long-term incentive compensation program. The Plan, as approved by the Company’s shareholders, permits the Company to issue stock options, performance units, restricted stock awards, restricted stock units and other equity-based compensation awards. Currently, the Plan which expires on April 18, 2021, makes 2,825,000 shares of common stock of the Company available for grant, together with shares of common stock available as of April 19, 2011 for future awards under the Company’s 2001 Stock Option Plan and the Company’s 1999 Stock Option Plan, and any shares of common stock representing outstanding 2001 Stock Option Plan and 1999 Stock Option Plan awards as of April 19, 2011 that are not issued or otherwise are returned to the Company after that date. The Company issues shares upon exercise of options or vesting of certain other share-based compensation awards. During 2011, the Company repurchased shares under the plan to the extent required to meet the minimum statutory tax withholding requirements.

As described in Note 1, “Goodrich Merger Agreement with United Technologies Corporation”, the Company is prohibited from granting new awards pursuant to employee share-based compensation plans that are described below after September 21, 2011 (except under certain conditions in the event the Merger is not consummated prior to August 31, 2012).

Stock Options

Generally, options granted on or after January 1, 2004 are exercisable at the rate of 33 1/3% after one year, 66 2/3% after two years and 100% after three years. A one-year service period is required, whereby individuals who are retirement eligible and retire during the grant year will have their awards prorated based on their length of service during the year. Therefore, expense is recorded ratably over the required service period. Options granted to employees who will become retirement eligible prior to the end of the vesting term are expensed over the period through which the employee will become retirement eligible or

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the required service period, whichever is longer. Compensation expense for options granted to employees who are not retirement eligible is recognized on a straight-line basis over three years. The term of each stock option cannot exceed 10 years from the date of grant. All options granted under the Plan have an exercise price that is not less than 100% of the market value of the stock on the date of grant, as determined pursuant to the plan. Dividends are not paid or earned on stock options.

The fair value of all other option awards is estimated on the date of grant using the Black-Scholes-Merton formula. The expected term of the options represents the estimated period of time until exercise and is based on historical experience of similar options. The Company does not issue traded options. Accordingly, the Company uses historical volatility instead of implied volatility. The historical volatility is calculated over a term commensurate with the expected term of the options. The risk-free rate during the option term is based on the U.S. Treasury yield curve in effect at the time of grant. The expected dividend yield is based on the expected annual dividends during the term of the options divided by the fair value of the stock on the grant date. The fair value for options issued during 2011, 2010 and 2009 was based upon the following weighted-average assumptions:

	2011	2010	2009
Risk-free interest rate (%)	2.2	2.9	1.8
Expected dividend yield (%)	1.3	1.6	2.6
Historical volatility factor (%)	35.6	35.0	33.3
Weighted-average expected life of the options (years)	5.6	5.7	5.6

A summary of option activity during 2011 is presented below:

	Shares	Weighted Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
	(In thousands)			(In millions)
Outstanding at January 1, 2011	3,218.4	$51.48
Granted	743.0	88.64
Exercised	(720.9)	46.98
Forfeited or expired	(33.3)	80.08

Outstanding at December 31, 2011	3,207.2	$60.82	6.9 years	$201.6

Vested or expected to vest(1)	3,178.5	$60.64	6.9 years	$200.3

Exercisable at December 31, 2011	1,745.3	$51.78	5.7 years	$125.5

(1)	Represents outstanding options reduced by expected forfeitures.

As of December 31, 2011, the compensation expense related to nonvested options not yet recognized was $8.4 million. The weighted-average grant date fair value of options granted was $28.35, $20.74 and $9.68 per option during 2011, 2010 and 2009, respectively.

During 2011, the amount of cash received from exercise of stock options was $33.5 million and the tax benefit realized from stock options exercised was $12.3 million. The total intrinsic value of options exercised during 2011, 2010 and 2009 was $36 million, $73 million and $21 million, respectively.

Restricted Stock Units

Generally, 50% of the Company’s restricted stock units vest and are converted to stock at the end of the third year, an additional 25% at the end of the fourth year and the remaining 25% at the end of the fifth

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

year. In certain circumstances, the vesting term is a three or five-year cliff. A one-year service period is required, whereby individuals who are retirement eligible and retire during the grant year will have their awards prorated based on their length of service during the grant year. Therefore, expense is recorded ratably over the required service period. Restricted stock units granted to employees who will become retirement eligible prior to the end of the vesting term are expensed over the period through which the employee will become retirement eligible or the required service period, whichever is longer. Compensation expense for restricted stock units granted to employees who are not retirement eligible is recognized on a straight-line basis over the vesting period. Cash dividend equivalents are paid to participants and are recognized as a reduction in retained earnings.

The fair value of the restricted stock units is determined based upon the average of the high and low grant date fair value. The weighted-average grant date fair value during 2011, 2010 and 2009 was $88.63, $65.46 and $38.39 per unit, respectively.

A summary of restricted stock unit activity during 2011 is presented below:

	Shares	Weighted- Average Grant Date Fair Value
	(In thousands)
Outstanding at January 1, 2011	1,747.3	$54.87
Granted	548.2	88.63
Vested	(519.8)	57.07
Forfeited	(33.1)	71.34

Outstanding at December 31, 2011	1,742.6	$64.52

Vested or expected to vest(1)	1,669.6	$64.34

(1)	Represents outstanding units reduced by expected forfeitures.

As of December 31, 2011, there was $35.4 million of total unrecognized compensation cost related to nonvested restricted stock units, which is expected to be recognized over a weighted-average period of 2.7 years. The total fair value of units vested during 2011, 2010 and 2009 was $29.7 million, $20.7 million and $17.3 million, respectively. The tax benefit realized from vested restricted stock units was $16.4 million during 2011.

Performance Units

Performance units are paid in cash and are recorded as a liability and are marked to market each period. As such, assumptions are revalued for each award on an ongoing basis. The value of each award is determined based upon the fair value of the Company’s stock at the end of the three-year term, as adjusted for both a performance condition and a market condition.

The performance condition is applied to 50% of the awards and is based upon the Company’s actual return on invested capital (ROIC) as compared to a target ROIC, which is approved by the Compensation Committee of the Board of Directors. At each reporting period the fair value represents the fair market value of the Company’s stock as adjusted by expectations regarding the achievement of the ROIC target. Changes in expectations are recognized as cumulative adjustments to compensation expense.

The market condition is applied to the other 50% of the awards and is based on the Company’s relative total shareholder return (RTSR) as compared to the RTSR of a peer group of companies, which is approved by the Compensation Committee of the Board of Directors. Because the awards have a market condition,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

it must be considered in the calculation of the fair value. The fair value of each award was estimated each reporting period using a Monte Carlo Simulation approach in a risk-neutral framework based upon historical volatility, risk free rates and correlation matrix.

Subsequent to entering into the Merger Agreement, the Company has updated its liability for its performance units utilizing its best estimate of the expected amounts to be paid out under the performance unit plans.

The units vest over a three-year term. Participants who are eligible for retirement are entitled to the pro rata portion of the units earned through the date of retirement, death or disability. Units due to retirees are not paid out until the end of the original three-year term at the fair value calculated at the end of the term. Dividends accrue on performance units during the measurement period and are reinvested in additional performance units.

A summary of performance unit activity during 2011 is presented below:

	Units	Weighted- Average Fair Value	Weighted- Average Remaining Contractual Term	Aggregate Fair Value
	(In thousands)			(In millions)
Outstanding at January 1, 2011	422.9	$131.71
Units granted and dividends reinvested	148.6	104.03
Converted and paid out	(140.5)	169.28
Forfeited/canceled	(17.2)	120.91

Outstanding at December 31, 2011	413.8	$178.88	1.0 year	$74.0

As of December 31, 2011, the total compensation cost related to nonvested performance units not yet recognized was $26.9 million. The weighted-average grant date fair value of units granted was $102.94, $75.88 and $42.64 per unit during 2011, 2010 and 2009, respectively. The total payments during 2011, 2010 and 2009 were $23.8 million, $18.5 million and $9.9 million, respectively.

Employee Stock Purchase Plan

The Company administers the Goodrich Corporation 2008 Global Employee Stock Purchase Plan. This plan is an umbrella plan under which sub-plans may be adopted for employees in different countries. Currently, there are two sub-plans; one for U.S. and Canadian employees and one for U.K. employees.

Under the U.S. and Canadian sub-plan, employees with two months of continuous service prior to an offering period are eligible to participate in the plan. Eligible employees may elect to become participants in the plan and may contribute up to $12,000 per year through payroll deductions to purchase stock purchase rights. Participants may, at any time prior to December, cancel their payroll deduction authorizations and have the cash balance in their stock purchase rights account refunded. The offering period begins on January 1, or July 1 for new employees, and ends on December 31 of each year. The stock purchase rights are used to purchase the common shares of the Company at the lesser of: (i) 85% of the fair market value of a share as of the grant date applicable to the participant or (ii) 85% of the fair market value of a share as of the last day of the offering period. The fair market value of a share is defined as the average of the closing price per share as reflected by composite transactions on the New York Stock Exchange throughout a period of ten trading days ending on the determination date. Dividends are not paid or earned on stock purchase rights.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The fair value of the stock purchase rights are calculated as follows: 15% of the fair value of a share of nonvested stock plus 85% of the fair value (call) of a one-year share option plus 15% of the fair value (put) of a one-year share option. The fair value of a one-year share option was estimated at the date of grant using the Black-Scholes-Merton formula and the following assumptions:

	2011	2010	2009
Risk-free interest rate (%)	0.3	0.5	0.4
Expected dividend yield (%)	1.3	1.6	2.6
Historical volatility factor (%)	33.9	34.2	31.2
Weighted-average expected life of the option (years)	1.0	1.0	1.0

During 2011, 2010 and 2009, the weighted-average grant date fair value of rights granted was $24.79, $18.28 and $10.20, respectively. The total intrinsic value of the stock purchase rights in 2011, 2010 and 2009 was $10.2 million, $7.8 million and $13.9 million, respectively. The annual employee contributions under the plan were $15.8 million, $13.2 million and $12.3 million during 2011, 2010 and 2009, respectively. The 2010 contributions were used to purchase stock during 2011.

In addition, the Company has a U.K. sub-plan for which employees with 90 days of continuous service prior to an invitation period are eligible to participate. Eligible employees that elect to become participants in the plan, can choose either a 3-year or a 5-year savings period, and may contribute up to £3,000 per year through payroll deductions to purchase stock purchase rights. Participants may, at any time prior to the end of the savings period, cancel their payroll deduction authorizations. For 2011, 2010 and 2009, the savings period began in April and will last for either three or five years depending on the savings period elected by the participant. Employee contributions in 2011, 2010 and 2009 were $4.9 million, $3.9 million and $2.4 million, respectively. The stock purchase rights are used to purchase common shares of the Company at 80% of the market value of a share as of the invitation date applicable to the participant. The market value of a share is defined as the average of the closing price per share as reflected by the New York Stock Exchange for the three trading days immediately preceding the invitation date. Dividends are not paid or earned on stock purchase rights.

Other Plans

Outside Director Phantom Share Plan

Each non-management Director receives an annual grant of phantom shares under the Outside Director Phantom Share Plan equal in value to $110,000. Phantom shares are paid in cash and are recorded as a liability and are marked to market each period. Dividend equivalents accrue on all phantom shares and are credited to a Director’s account. All phantom shares fully vest on the date of grant. Following termination of service as a Director, the cash value of the phantom shares will be paid to each Director in a single lump sum or in five or ten annual installments. The value of each phantom share is determined on the relevant date as the fair market value of the common stock of the Company on such date.

The phantom shares outstanding are recorded at fair market value. At December 31, 2011, the intrinsic value was $16.9 million on approximately 137,000 phantom shares outstanding, reflecting a per share fair value of $123.67. At December 31, 2010, the intrinsic value was $14.9 million on approximately 170,000 phantom shares outstanding, reflecting a per share fair value of $87.89. At December 31, 2009, the intrinsic value was $11.3 million on approximately 174,000 phantom shares outstanding, reflecting a per share fair value of $64.78. Cash payments during 2011, 2010 and 2009 were $4.5 million, $1.6 million and $0.1 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Outside Director Deferral Plan

Non-management Directors may elect to defer all or a portion of annual retainer and meeting fees into a phantom share account under the Outside Director Deferral Plan. Amounts deferred into the phantom share account accrue dividend equivalents. The plan provides that amounts deferred into the phantom share account are paid out in shares of common stock of the Company following termination of service as Director in a single lump sum, or five or ten annual installments.

The shares outstanding under the plan are recorded at the grant date fair value, which is the fair value of the common stock of the Company on the date the deferred fees would ordinarily be paid in cash. At December 31, 2011, approximately 53,000 shares were outstanding. The weighted-average grant date fair value per share was $38.00, $35.72 and $34.63 during 2011, 2010 and 2009, respectively. During the year ended December 31, 2011, approximately 22,000 awards converted to shares under this plan.

Note 7. Earnings Per Share

The computation of basic and diluted earnings per share (EPS) for income from continuing operations is as follows:

	2011	2010	2009
	(In millions, except per share amounts)
Numerator
Numerator for basic and diluted earnings per share — income from continuing operations attributable to Goodrich	$810.1	$576.5	$562.8
Percentage allocated to common shareholders(1)	98.6%	98.6%	98.6%

Numerator for basic and diluted earnings per share	$798.9	$568.5	$555.0

Denominator
Denominator for basic earnings per share — weighted-average shares	125.1	125.2	124.1
Effect of dilutive securities: Stock options, employee stock purchase plan and other deferred compensation shares	1.1	1.2	1.1

Denominator for diluted earnings per share — adjusted weighted-average shares and assumed conversion	126.2	126.4	125.2

Per common share income from continuing operations
Basic	$6.39	$4.54	$4.47

Diluted	$6.33	$4.50	$4.43

(1) Basic weighted-average common shares outstanding	125.1	125.2	124.1
Basic weighted-average common shares outstanding and unvested restricted share units expected to vest	126.9	127.0	125.8

Percentage allocated to common shareholders	98.6%	98.6%	98.6%

The Company’s unvested restricted share units contain rights to receive nonforfeitable dividend equivalents, and thus, are participating securities requiring the two-class method of computing EPS. The calculation of EPS for common stock shown above excludes the income attributable to the unvested restricted share units from the numerator and excludes the dilutive impact of those units from the denominator.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2011, 2010 and 2009, the Company had 3,207,200, 3,218,400 and 4,591,800, respectively, of outstanding stock options. Stock options are included in the diluted EPS calculation using the treasury stock method, unless the effect of including the stock options would be anti-dilutive. There were no anti-dilutive stock options excluded from the EPS calculation at December 31, 2011. An insignificant amount of anti-dilutive stock options were excluded from the EPS calculation at December 31, 2010. At December 31, 2009, 0.9 million anti-dilutive stock options were excluded from the diluted EPS calculation.

Note 8. Fair Value Measurements

The Company defines fair value as the price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The following three levels of inputs are used to measure fair value:

Level 1 —	quoted prices in active markets for identical assets and liabilities.

Level 2 —	observable inputs other than quoted prices in active markets for identical assets and liabilities.

Level 3 —	unobservable inputs in which there is little or no market data available, which require the reporting entity to develop its own assumptions.

The Company’s financial assets and (liabilities) measured at fair value on a recurring basis were, in millions, as follows:

	Fair Value December 31, 2011	Level 1	Level 2	Level 3	Fair Value December 31, 2010	Level 1	Level 2	Level 3
	(Dollars in millions)
Cash Equivalents(1)	$146.0	$146.0	$—	$—	$596.2	$596.2	$—	$—
Derivative Financial Instruments(2)
Cash Flow Hedges	(6.5)	—	(6.5)	—	30.6	—	30.6	—
Other Forward Contracts	—	—	—	—	(0.2)	—	(0.2)	—
Rabbi Trust Assets(3)	56.6	56.6	—	—	55.3	55.3	—	—
Long-term debt(4)	(2,772.4)	—	(2,772.4)	—	(2,531.8)	—	(2,531.8)	—

(1)	Because of their short maturities, the carrying value of these assets approximates fair value.

(2)	See Note 17, “Derivatives and Hedging Activities”. The derivative financial instruments are valued using a market approach based on prices obtained from primary or secondary exchanges and using the Company’s best estimates based on its valuation models, which incorporate industry data and trends and relevant market rates and transactions.

(3)	Rabbi trust assets include mutual funds and cash equivalents for payment of certain non-qualified benefits for retired, terminated and active employees. The fair value of these assets was based on quoted market prices.

(4)	The carrying amount of the Company’s long-term debt was $2,352.3 million and $2,339.6 million at December 31, 2011 and 2010, respectively. The fair value of long-term debt is based on quoted market prices or on rates available to the Company for debt with similar terms and maturities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 9. Inventories

Inventories consist of the following:

	December 31,
	2011	2010
	(Dollars in millions)
Average or actual cost (which approximates current costs):
Finished products	$220.8	$224.4
In-process	2,360.6	1,866.1
Raw materials and supplies	753.7	692.8

	3,335.1	2,783.3
Less:
Reserve to reduce certain inventories to LIFO basis	(54.2)	(52.7)
Progress payments and advances	(404.3)	(281.2)

Total	$2,876.6	$2,449.4

Approximately 6% of the inventory costs were determined under the LIFO method of accounting at December 31, 2011 and 2010. All other inventory costs were determined under the FIFO method of accounting. LIFO reserve adjustments, recorded as costs of sales, were a $1.5 million loss, $1 million loss and $5 million gain for 2011, 2010 and 2009, respectively. The Company uses the LIFO method of valuing inventory for certain of the Company’s legacy aerospace manufacturing businesses, primarily the aircraft wheels and brakes business unit in the Actuation and Landing Systems segment.

Progress payments and advances represent (1) non-refundable payments for work-in-process and (2) cash received from government customers where the government has legal title to the work-in-process.

At December 31, 2011 and 2010, the amount of inventory consigned to customers and suppliers was approximately $61 million and $65 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In-process inventories which include pre-production and excess-over-average inventory accounted for under long-term contract accounting and engineering costs with a guaranteed right of recovery, are summarized by platform as follows (dollars in millions, except quantities which are number of aircraft or number of engines if the engine is used on multiple aircraft platforms):

December 31, 2011

								In-Process Inventory
	Aircraft Order Status(1)			Company Order Status					Pre- Production and Excess- Over- Average
		(Unaudited)				(Unaudited)
	Delivered To Airlines	Unfilled Orders	Unfilled Options	Contract Quantity (2)	Delivered	Firm Unfilled Orders(3)	Year Complete(4)	Production		Total
Aircraft Platforms — number of aircraft
787	3	857	232	2,818	29	29	2030	$257.9	$755.6	$1,013.5
A350 XWB	—	555	185	1,884	—	—	2030	7.1	303.8	310.9
7Q7	—	—	—	19	2	—	2018	0.1	27.1	27.2
Engine Type —number of engines (engines are used on multiple aircraft platforms)
CF34-10	954	394	766	1,316	1,052	190	2013	10.3	11.8	22.1
Trent 900	144	272	88	945	227	161	2025	32.7	17.3	50.0
PW 1000G — MRJ	—	130	120	678	—	—	2029	—	113.9	113.9
PW 1000G — C Series	—	266	238	2,476	—	—	2028	0.3	197.2	197.5
Other								115.1	80.3	195.4

Total in-process inventory related to long-term contracts under the contract accounting method of accounting								423.5	1,507.0	1,930.5
A380 engineering costs recoverable under long-term contractual arrangements								27.1	21.8	48.9
Other in-process inventory								348.3	32.9	381.2

Total								375.4	54.7	430.1

Balance at December 31, 2011								$798.9	$1,561.7	$2,360.6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2010

								In-Process Inventory
	Aircraft Order Status(1)			Company Order Status				Production	Pre- Production and Excess- Over- Average	Total
		(Unaudited)				(Unaudited)
	Delivered To Airlines	Unfilled Orders	Unfilled Options	Contract Quantity (2)	Delivered	Firm Unfilled Orders(3)	Year Complete(4)
Aircraft Platforms — number of aircraft
787	—	848	229	1,882	9	21	2023	$249.6	$579.2	$828.8
A350 XWB	—	573	183	1,884	—	—	2030	4.1	234.6	238.7
7Q7	—	—	—	19	1	1	2018	1.7	28.5	30.2
Engine Type — number of engines (engines are used on multiple aircraft platforms)
CF34-10	794	418	654	1,316	842	52	2013	7.4	24.7	32.1
Trent 900	88	224	60	945	154	217	2025	25.7	18.6	44.3
PW 1000G — MRJ	—	30	20	678	—	—	2029	—	53.9	53.9
PW 1000G – C Series	—	180	180	2,476	—	—	2028	0.1	104.7	104.8
Other								104.9	52.8	157.7

Total in-process inventory related to long-term contracts under the contract accounting method of accounting								393.5	1,097.0	1,490.5
A380 engineering costs recoverable under long-term contractual arrangements								16.8	28.9	45.7
Other in-process inventory								301.6	28.3	329.9

Total								318.4	57.2	375.6

Balance at December 31, 2010								$711.9	$1,154.2	$1,866.1

(1)	Represents the aircraft order status as reported by independent sources of the related number of aircraft or the number of engines as noted.

(2)	Represents the number of aircraft or the number of engines as noted used to obtain average unit cost.

(3)	Represents the number of aircraft or the number of engines as noted for which the Company has firm unfilled orders.

(4)	The year presented represents the year in which the final production units included in the contract quantity are expected to be delivered. The contract may continue in effect beyond this date.

Note 10. Goodwill and Identifiable Intangible Assets

The changes in the carrying amount of goodwill by segment were as follows:

	Balance December 31, 2010	Business Combinations	Foreign Currency Translation/ Other	Balance December 31, 2011
	(Dollars in millions)
Actuation and Landing Systems(1)	$327.7	$214.3	$(22.1)	$519.9
Nacelles and Interior Systems(2)	591.6	40.8	(2.9)	629.5
Electronic Systems	842.9	—	(1.3)	841.6

	$1,762.2	$255.1	$(26.3)	$1,991.0

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)	On May 12, 2011, the Company acquired Microtecnica for $457.1 million in cash, net of cash acquired. Based on the Company’s purchase price allocation, $312.4 million was identifiable intangible assets primarily related to customer relationships, $214.3 million was goodwill and $105.8 million was net deferred tax liabilities primarily related to the intangible assets. The fair value of the intangible assets will be amortized over a weighted-average useful life of 27 years. Goodwill primarily represents the expected value from combining Microtecnica’s expertise in flight controls with the Company’s flight control actuation business. The goodwill related to the Microtecnica acquisition is not deductible for tax purposes.

(2)	On September 22, 2010, the Company acquired the cabin management assets of DeCrane Holdings Co. In the three months ended March 31, 2011, the Company finalized the purchase price which resulted in a decrease in goodwill.

On September 30, 2011, the Company acquired Winslow Marine Products Corporation for $49.5 million in cash, net of cash acquired. Based on the Company’s purchase price allocation, $13 million was identifiable intangible assets and $43.6 million was goodwill. The fair value of the intangible assets will be amortized over a weighted-average useful life of 15 years.

Identifiable intangible assets as of December 31, 2011 consisted of:

	Gross Amount	Accumulated Amortization	Net
	(Dollars in millions)
Patents, trademarks and licenses	$150.7	$(105.0)	$45.7
Customer relationships	834.5	(128.7)	705.8
Technology	209.0	(43.5)	165.5
Non-compete agreements	1.7	(1.5)	0.2

	$1,195.9	$(278.7)	$917.2

Identifiable intangible assets as of December 31, 2010 consisted of:

	Gross Amount	Accumulated Amortization	Net
	(Dollars in millions)
Patents, trademarks and licenses	$175.4	$(120.3)	$55.1
Customer relationships	547.8	(95.7)	452.1
Technology	198.9	(30.7)	168.2
Non-compete agreements	1.7	(1.3)	0.4

	$923.8	$(248.0)	$675.8

Amortization expense related to these intangible assets for 2011, 2010 and 2009 was $59.6 million, $46.4 million and $30.8 million, respectively. Amortization expense for these intangible assets is estimated to be approximately $59 million per year from 2012 to 2016. There were no indefinite lived identifiable intangible assets as of December 31, 2011.

Goodwill and identifiable intangible assets are tested for impairment annually or when an event occurs or circumstances change such that it is reasonably possible that an impairment may exist. This testing for identifiable intangible assets requires comparison of carrying values to fair values, and when appropriate, the carrying value of impaired assets is reduced to fair value. There was no impairment of goodwill or identifiable intangible assets in 2011, 2010 or 2009.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 11. Financing Arrangements

In May 2011, the Company entered into a new five-year unsecured committed syndicated revolving credit facility, which permits borrowings up to a maximum of $700 million. In connection with entering into the new facility, the Company terminated its $500 million unsecured committed syndicated revolving credit facility that otherwise would have expired in May 2012. The new credit facility expires in May 2016. Interest rates under the new facility vary depending upon:

•	The amount borrowed;

•	The Company’s public debt rating by Standard & Poor’s, Moody’s and Fitch; and

•

At the Company’s option, rates tied to the agent bank’s prime rate or, for U.S. Dollar and Great Britain Pounds Sterling borrowings, the London Interbank Offered Rate and for Euro borrowings, the Euro Interbank Offered Rate.

At December 31, 2011, there were $12.3 million in borrowings and $37 million in letters of credit outstanding under the facility. At December 31, 2010, there were no borrowings and $62.5 million in letters of credit outstanding under the facility. In order to be eligible to borrow under the facility, the Company must be in compliance with a maximum leverage ratio covenant and other standard covenants. The Company is currently in compliance with all covenants. At December 31, 2011, the Company had borrowing capacity under this facility of $650.7 million, after reductions for borrowings and letters of credit outstanding under the facility.

At December 31, 2011, the Company also maintained $75 million of uncommitted U.S. working capital facilities and $154.8 million of uncommitted and committed foreign working capital facilities with various banks to meet short-term borrowing requirements. At December 31, 2011 and December 31, 2010, there were $25 million and $4.1 million, respectively, in borrowings and $37.9 million in letters of credit and bank guarantees outstanding under these facilities as of December 31, 2011. These credit facilities are provided by a small number of commercial banks that also provide the Company with committed credit through the syndicated revolving credit facility described above and with various cash management, trust and other services.

At December 31, 2011, the Company had letters of credit and bank guarantees of $117.6 million, inclusive of letters of credit outstanding under the Company’s syndicated revolving credit facility, uncommitted U.S. working capital facilities and uncommitted and committed foreign working capital facilities, as discussed above.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Long-term Debt

At December 31, 2011 and 2010, long-term debt and capital lease obligations, excluding the current maturities, consisted of:

	December 31,
	2011	2010
	(Dollars in millions)
Medium-term notes payable (interest rates from 6.8% to 8.7%)	$398.9	$398.9
6.29% senior notes, maturing in 2016	294.2	295.0
6.125% senior notes, maturing in 2019	298.3	298.1
4.875% senior notes, maturing in 2020	299.4	299.4
3.6% senior notes, maturing in 2021	598.9	598.8
6.80% senior notes, maturing in 2036	234.5	233.7
7.0% senior notes, maturing in 2038	199.2	199.2
Other debt, maturing through 2020 (interest rates from 0.3% to 4.5%)	28.9	16.5

	2,352.3	2,339.6
Capital lease obligations	22.1	13.2

Total	$2,374.4	$2,352.8

Aggregate maturities of long-term debt during the five years subsequent to December 31, 2011, exclusive of capital lease obligations, include $306.5 million in 2016.

The Company maintains a registration statement that allows the Company to issue debt securities, series preferred stock, common stock, stock purchase contracts and stock purchase units.

The Company has issued long-term debt securities in the public markets through a medium-term note program (MTN), which commenced in 1995. MTN notes outstanding at December 31, 2011, consisted entirely of fixed-rate non-callable debt securities. All MTN notes outstanding were issued between 1995 and 1998.

Debt Redemption

In 2010, the Company redeemed all of its outstanding $257,460,000 principal amount 7.625% senior notes due 2012. The Company recognized a net loss of $34.9 million, including a premium of $37.4 million and a net gain of $2.5 million for terminated interest rate swaps, net of the recognition of unamortized costs related to the notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 12. Lease Commitments

The Company leases certain of its office and manufacturing facilities, machinery and equipment and corporate aircraft under various committed lease arrangements provided by financial institutions.

The future minimum lease payments from continuing operations, by year and in the aggregate, under capital leases and under noncancelable operating leases with initial or remaining noncancelable lease terms in excess of one year, consisted of the following at December 31, 2011:

	Capital Leases	Noncancelable Operating Leases
	(Dollars in millions)
2012	$2.1	$50.4
2013	1.9	41.4
2014	3.0	29.9
2015	2.9	22.9
2016	2.9	19.2
Thereafter	20.4	55.1

Total minimum payments	33.2	$218.9

Amounts representing interest	(9.5)

Present value of net minimum lease payments	23.7
Current portion of capital lease obligations	(1.6)

Long-term portion of capital lease obligations	$22.1

Net rent expense for 2011, 2010 and 2009 was $57.6 million, $49.5 million and $46.2 million, respectively. These amounts are net of immaterial amounts of sublease rental income.

Note 13. Pensions and Postretirement Benefits

The Company has several defined benefit pension plans covering eligible employees. U.S. plans covering salaried and non-union hourly employees generally provide benefit payments using a formula that is based on an employee’s compensation and length of service. Plans covering union employees generally provide benefit payments of stated amounts for each year of service. Plans outside of the U.S. generally provide benefit payments to eligible employees that relate to an employee’s compensation and length of service. The Company also sponsors several unfunded defined benefit postretirement plans that provide certain health care and life insurance benefits to eligible employees in the U.S. and Canada. The health care plans are both contributory, with retiree contributions adjusted periodically, and non-contributory and can contain other cost-sharing features, such as deductibles and coinsurance. The life insurance plans are generally noncontributory.

Pension plans, defined contribution plans and postretirement benefits other than pensions include amounts related to divested and discontinued operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Amounts Recognized in Accumulated Other Comprehensive Income (Loss)

Following are the amounts included in accumulated other comprehensive income (loss) as of December 31, 2011 and 2010 and the amounts arising during 2011 and 2010 for pensions and postretirement benefits other than pension. There are no transition obligations.

	Net Actuarial Loss	Prior Service Cost	Total
			Before Tax	Tax	After Tax
	(Dollars in millions)
Amounts Recognized in Accumulated Other Comprehensive Income (Loss):
Unrecognized (loss) at December 31, 2009	$(1,371.1)	$(21.4)	$(1,392.5)	$524.2	$(868.3)

Amount recognized in net periodic benefit cost	120.9	6.4	127.3
Amount due to remeasurements	(59.8)	(3.2)	(63.0)
Foreign currency gain / (loss)	1.8	(0.2)	1.6

Unrecognized (loss) at December 31, 2010	$(1,308.2)	$(18.4)	$(1,326.6)	$495.1	$(831.5)

Amount recognized in net periodic benefit cost	62.2	5.3	67.5
Amount due to remeasurements	(418.5)	(1.0)	(419.5)
Amount due to settlement and curtailment	0.6	1.2	1.8
Foreign currency gain / (loss)	1.0	0.1	1.1

Unrecognized (loss) at December 31, 2011	$(1,662.9)	$(12.8)	$(1,675.7)	$617.1	$(1,058.6)

The before tax unrecognized loss at December 31, 2011 and 2010 includes $2.4 million and $1.2 million, respectively, for the Company’s share of the accumulated other comprehensive loss from a Joint Venture (JV). This loss decreased our investment in the JV.

The amount of actuarial loss and prior service cost expected to be recognized in net periodic benefit cost during 2012 are approximately $92.8 million ($59.4 million after tax) and approximately $4.7 million ($3 million after tax), respectively.

Effective January 1, 2011, the Company determined that almost all of the participants of its U.S. salaried defined benefit pension plan were inactive and began amortizing deferred losses for this plan over the remaining life expectancy of the inactive participants. Amortization of deferred losses for all other defined benefit pension plans is generally recognized on a straight-line basis over the average future service period of active employees. Amortization of actuarial gains and losses is recognized using the “corridor approach”, which is the minimum amortization required. Under the corridor approach, the actuarial net gain or loss in excess of 10% of the greater of the projected benefit obligation or the market-related value of the assets is amortized on a straight-line basis over the amortization period.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

PENSIONS

The following table sets forth the Company’s defined benefit pension plans as of December 31, 2011 and 2010 and the amounts recorded in the consolidated balance sheet. Company contributions include amounts contributed directly to plan assets and indirectly as benefits are paid from the Company’s assets. Benefit payments reflect the total benefits paid from the plan and the Company’s assets. Information on the U.S. plans includes both the qualified and non-qualified plans.

	U.S. Plans		U.K. Plans		Other Plans
	2011	2010	2011	2010	2011	2010
	(Dollars in millions)
Change in Projected Benefit Obligations
Projected benefit obligation at beginning of year	$3,091.4	$2,906.4	$705.4	$678.7	$149.8	$117.8
Service cost	49.1	46.3	17.1	15.6	7.4	4.9
Interest cost	171.2	168.5	42.0	39.0	8.4	7.1
Amendments	3.2	0.1	—	—	0.2	3.1
Actuarial (gains) losses	238.1	159.2	108.1	10.4	27.0	15.9
Participant contributions	—	—	0.3	0.3	2.4	2.5
Curtailments	0.1	—	—	—	—	—
Settlements	(1.1)	—	—	—	(0.7)	—
Special termination benefits	4.0	—	0.7	0.1	—	—
Foreign currency translation	—	—	(4.8)	(22.6)	(4.1)	3.0
Other	—	—	—	—	0.5	—
Benefits paid	(190.0)	(189.1)	(14.3)	(16.1)	(4.0)	(4.5)

Projected benefit obligation at end of year	$3,366.0	$3,091.4	$854.5	$705.4	$186.9	$149.8

Accumulated Benefit Obligation at the End of Year	$3,181.3	$2,942.9	$718.4	$589.8	$159.3	$120.7

Weighted Average Assumptions Used to Determine Benefit Obligations as of December 31
Discount rate	5.03%	5.67%	5.00%	5.81%	4.38%	5.19%
Rate of compensation increase	4.10%	4.10%	3.75%	3.75%	3.43%	3.40%
Change in Plan Assets
Fair value of plan assets at beginning of year	$2,574.9	$2,070.1	$702.4	$633.5	$98.6	$80.5
Actual return on plan assets	213.7	290.1	22.6	73.4	(2.9)	9.0
Settlements	(1.3)	—	—	—	(0.8)	—
Participant contributions	—	—	0.3	0.3	2.4	2.5
Company contributions	44.0	403.8	34.4	32.8	13.0	7.5
Foreign currency translation	—	—	(2.8)	(21.5)	(2.1)	3.6
Other	—	—	—	—	0.3	—
Benefits paid	(190.0)	(189.1)	(14.3)	(16.1)	(4.0)	(4.5)

Fair value of plan assets at end of year	$2,641.3	$2,574.9	$742.6	$702.4	$104.5	$98.6

Funded Status (Underfunded)	$(724.7)	$(516.5)	$(111.9)	$(3.0)	$(82.4)	$(51.2)

Amounts Recognized in the Balance Sheet Consist of:
Prepaid pension	$—	$—	$—	$—	$0.4	$0.7
Accrued expenses — current liability	(14.1)	(14.2)	—	—	(1.0)	(0.5)
Pension obligation — non-current liability	(710.6)	(502.3)	(111.9)	(3.0)	(81.8)	(51.4)

Net asset (liability) recognized	$(724.7)	$(516.5)	$(111.9)	$(3.0)	$(82.4)	$(51.2)

Accumulated other comprehensive income (loss) — before tax	$(1,349.0)	$(1,178.7)	$(227.4)	$(81.2)	$(79.0)	$(44.7)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Defined benefit plans with an accumulated benefit obligation exceeding the fair value of plan assets had the following obligations and plan assets at December 31, 2011 and 2010:

	U.S. Plans		U.K. Plans		Other Plans
	2011	2010	2011	2010	2011	2010
	(Dollars in millions)
Aggregate fair value of plan assets	$2,641.3	$2,574.9	$—	$—	$102.7	$9.2
Aggregate projected benefit obligation	$3,366.0	$3,091.4	$1.0	$0.1	$185.5	$37.8
Aggregate accumulated benefit obligations	$3,181.3	$2,942.9	$0.4	$0.1	$158.4	$33.9

Defined benefit plans with a projected benefit obligation exceeding the fair value of plan assets had the following obligations and plan assets at December 31, 2011and 2010:

	U.S. Plans		U.K. Plans		Other Plans
	2011	2010	2011	2010	2011	2010
	(Dollars in millions)
Aggregate fair value of plan assets	$2,641.3	$2,574.9	$742.6	$702.5	$103.4	$90.2
Aggregate projected benefit obligation	$3,366.0	$3,091.4	$854.5	$705.4	$186.2	$142.1
Aggregate accumulated benefit obligations	$3,181.3	$2,942.9	$718.4	$589.8	$158.8	$113.4

The components of net periodic benefit costs (income) and special termination benefit charges for 2011, 2010 and 2009 are as follows:

	U.S. Plans			U.K. Plans			Other Plans
	2011	2010	2009	2011	2010	2009	2011	2010	2009
	(Dollars in millions)
Components of Net Periodic Benefit Cost (Income):
Service cost	$49.1	$46.3	$42.9	$17.1	$15.6	$16.0	$7.4	$4.9	$3.9
Interest cost	171.2	168.5	171.9	42.0	39.0	37.2	8.4	7.1	6.6
Expected return on plan assets	(209.6)	(187.6)	(174.2)	(61.4)	(52.5)	(42.6)	(8.4)	(7.0)	(5.2)
Amortization of prior service cost	5.9	7.0	7.3	(0.6)	(0.6)	(0.6)	0.4	0.1	0.9
Amortization of actuarial (gain) loss	59.5	116.8	105.1	0.1	2.6	7.4	2.6	1.5	1.3

Gross periodic benefit cost (income)	76.1	151.0	153.0	(2.8)	4.1	17.4	10.4	6.6	7.5
Settlement (gain)/loss	0.4	—	—	—	—	—	0.3	—	(0.4)
Curtailment (gain)/loss	1.4	—	—	—	—	—	—	—	—

Net benefit cost (income)	$77.9	$151.0	$153.0	$(2.8)	$4.1	$17.4	$10.7	$6.6	$7.1

Special termination benefit charge	$4.0	$—	$—	$0.7	$0.1	$1.2	$—	$—	$—

Weighted Average Assumptions Used to Determine Net Periodic Benefit Costs for the Years Ended December 31
Discount rate 1/1-6/6	5.67%	5.90%	6.47%	5.81%	5.88%	5.88%	5.20%	5.75%	6.17%
Discount rate 6/7-10/5	5.63%	5.90%	6.47%	5.81%	5.88%	5.88%	5.20%	5.75%	6.17%
Discount rate 10/6-12/31	5.63%	5.90%	6.47%	5.81%	5.88%	5.88%	5.17%	5.75%	6.17%
Expected long-term return on assets	8.25%	8.75%	8.75%	8.25%	8.50%	8.50%	8.08%	8.32%	8.12%
Rate of compensation increase	4.10%	4.10%	4.10%	3.75%	3.75%	3.75%	3.41%	3.38%	3.31%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Due to the approval of a plan to close a U.S. facility, pension assumptions were reevaluated on June 7, 2011 for the remeasurement of a U.S. Wage Plan covering certain union employees. See Note 4, “Business Segment Information”. The facility closure resulted in a curtailment loss of $1.4 million and a contractual termination benefit charge of $4 million. The special termination benefit charges in 2011, 2010 and 2009 relate primarily to reductions in force in several businesses in the U.K. Additionally, lump sum payments in a U.S. and a Canadian plan resulted in settlement losses of $0.4 million and $0.3 million, respectively, for 2011, while a change to a French pension plan resulted in a settlement gain of $0.4 million for 2009.

Expected Pension Benefit Payments

Pension benefit payments, which reflect expected future service, are estimated to be as follows:

Year	U.S. Plans	U.K. Plans	Other Plans
	(Dollars in millions)
2012	$199.9	$11.6	$4.3
2013	208.4	13.3	4.9
2014	203.1	15.0	5.4
2015	206.8	16.9	6.8
2016	209.8	19.1	7.9
2017 to 2021	1,138.2	135.9	50.2

Asset Valuation

The assets of the Company’s worldwide defined benefit plans (Global Plans) are measured at fair value (FV). FV and the FV measurement levels are explained in Note 8, “Fair Value Measurements”.

Derivatives

Derivatives are exchange-traded or over-the-counter and include currency, interest rate and commodity futures, forward currency contracts, swaps and options for equities, fixed income, commodities and currency, and derivatives of equity and fixed income securities. These instruments are valued using a market approach based on prices obtained from primary or secondary exchanges for exchange-traded derivatives or using proprietary pricing models which incorporate observable inputs including volatility, spot prices, swap curves and other market- corroborated inputs. Realized gains and losses and changes in FV of the derivatives are reflected currently. Derivatives are used to manage portions of the interest rate and currency exposures, to gain asset class exposure while maintaining liquidity and to exploit relative performance across asset classes or markets.

Derivatives in the fair value table are futures contracts held within the U.S. Plans to manage the interest rate exposure and derivatives of equity and fixed income securities used by the U.S. Plans to maintain asset class exposure to equities and fixed income while maintaining liquidity for benefit payments.

Derivatives are held by commingled funds in the Global Tactical Asset Allocation (GTAA) portfolio to gain currency and commodity exposures. Equity, fixed income and currency derivatives, including swaps and options, are used within the absolute return strategies to exploit relative performance across asset classes or markets. Commodity futures and swaps are used within the commodity strategies. These derivatives are shown within the commingled strategies to which they relate.

Derivatives are held within the commingled equity funds that invest in international equities to manage risk and enhance total return related to investments in securities denominated in currencies other than the Global Plans’ currencies. These derivative positions are settled daily and classified as other assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Commingled Funds (Applicable to Money Market, Equity, Fixed Income, Commodity, Securities Lending Collateral, Real Estate, Asset Allocation and Absolute Return Investments)

The commingled funds are institutional investment instruments valued at the FV of the ownership interests in the funds. The Net Asset Value (NAV) per unit which is provided by the fund administrator is the primary input into the valuation of the ownership interest. The NAV is based on the FV of the underlying assets owned by the fund, minus its liabilities, divided by the number of shares outstanding. Commingled investment funds generally are valued based upon the observability of the prices or inputs used to value the underlying portfolio instruments.

The underlying assets of the real estate commingled fund investments are valued using unobservable inputs from the investment manager and valuation techniques that include annual third party appraisals, comparable transactions, discounted cash flow valuations models and observable market data. Unobservable inputs include prices of sales of similar properties, estimates of rental income, discount rates, residual value estimates and estimates of reproduction or replacement costs. Liquidity for the real estate commingled funds is quarterly.

The underlying assets of the non-real estate commingled fund investments are money market, U.S. and non-U.S. equity, U.S. and non-U.S. fixed income, and commodity financial instruments or investments in commingled funds that invest in these underlying assets. These instruments are valued principally using a market approach based on quoted prices obtained from the primary or secondary exchanges on which they are traded. When market prices are not available, FV is based on indicative quotes from brokers and proprietary pricing models combined with observable market inputs, including unadjusted quotes in active markets or quoted prices for similar assets or other observable inputs including, but not limited to, transactions activity, interest rates, yield curves, spot prices, prepayment speeds and default rates. These funds generally have daily liquidity.

In addition to the NAV, consideration is given to any specific rights or obligations that pertain to investments in the commingled fund, which if deemed significant, may adjust the FV of the ownership interest and result in a lower, less observable FV hierarchy level. There are no significant specific rights or obligations pertaining to these commingled funds that require an adjustment to the FV.

Equity

Individual equity securities, including common stock, real estate investment trusts (REITS), preferred stock, rights and warrants, are valued using a market approach primarily based on quoted prices obtained from the primary or secondary U.S. and non-U.S. exchanges on which they are traded. Investments in exchange-traded securities are valued at the closing prices on the last trading day of the year.

Fixed Income

Fixed income securities, including U.S. treasuries and U.S. and non-U.S. government, corporate and asset- and mortgage-backed securities and commercial paper, are valued using a market approach primarily based on prices obtained from the primary or secondary exchanges on which they are traded. When market prices are not available, these instruments are valued using a market approach based on (1) market transactions for identical or comparable securities and various relationships between securities which are generally recognized by institutional traders, including consideration of yield or price of securities of comparable quality, coupon, maturity and type or (2) based on quotes from bankers, brokers, dealers or other qualified appraisers. FV is within a “bid-ask spread” and is considered to be the price at which the security would be exited. Certain securities may be valued using an income approach based on cash flows and observable inputs such as discount rates, industry research reports, the value of underlying assets or guarantees and issue structure.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Guaranteed Investment Contracts (GICs)

GICs are insurance contracts that guarantee the owner principal repayment and a fixed or floating interest rate for a pre-determined amount of time by investing in an underlying portfolio of securities. The fund is valued using a NAV. Please see above discussion in Commingled Funds.

The table below presents the classes and FV levels for the Global Plans’ assets as of December 31, 2011 and 2010.

	December 31, 2011				December 31, 2010
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
	(Dollars in millions)
Investments at FV
Derivatives	$8.5	$8.5	$—	$—	$(4.0)	$(4.0)	$—	$—
Short term investments
Commingled money market funds	176.8	—	176.8	—	139.6	—	139.6	—
Commingled collateral held under securities lending agreements	9.4	—	9.4	—	65.0	—	65.0	—
Commingled fixed income funds	23.2	—	23.2	—	12.5	—	12.5	—
Commercial paper and other	—	—	—	—	2.5	—	2.5	—
Equity
Common stock/REITs	956.7	956.7	—	—	1,262.1	1,262.1	—	—
Common stock — loaned	(9.7)	(9.7)	—	—	(49.5)	(49.5)	—	—
Commingled equity funds	570.9	—	570.9	—	751.1	—	751.1	—
Fixed Income
U.S. treasuries	161.6	161.6	—	—	66.5	66.5	—	—
Government, corporate and asset backed obligations	584.6	—	584.6	—	438.7	—	438.7	—
U.S. government securities — loaned	—	—	—	—	(1.2)	(1.2)	—	—
Corporate obligations — loaned	(0.2)	—	(0.2)	—	(13.2)	—	(13.2)	—
Commingled fixed income funds	532.7	—	532.7	—	448.4	—	448.4	—
Real Estate Commingled Funds	281.2	—	—	281.2	201.7	—	—	201.7
Commingled Commodity Funds	92.1	—	92.1	—	24.8	—	24.8	—
Asset Allocation Commingled Funds and Absolute Return Commingled Funds	74.9	—	74.9	—	1.7	—	1.7	—
Guaranteed Investment Contracts	3.4	—	3.4	—	3.4	—	3.4	—
Securities on Loan	9.9	9.7	0.2	—	63.9	50.7	13.2	—

Total Investments	3,476.0	$1,126.8	$2,068.0	$281.2	3,414.0	$1,324.6	$1,887.7	$201.7

Other Assets
Cash	18.0				18.6
Net receivables/payables related to investment transactions	4.5				9.0
Obligations under securities lending agreements	(10.1)				(65.7)

Global plan assets	$3,488.4				$3,375.9

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Following is a summary of the changes in the FV of the Level 3 investments for 2011 and 2010.

Real Estate
(Dollars in millions)
FV December 31, 2009	$125.9
Acquisitions	70.2
Dispositions	(7.8)
Realized Gain (Loss)	0.1
Change in FV	13.3

FV December 31, 2010	201.7
Acquisitions	58.7
Realized Gain (Loss)	1.5
Change in FV	19.3

FV December 31, 2011	$281.2

Asset Allocation and Investment Policy

The Company’s asset allocation strategies are designed to balance the objectives of achieving the target long-term rate of return to meet the future payment obligations while reducing the volatility of the plans’ funded status and the Company’s pension expense and contribution requirements.

The majority of assets is invested in publicly traded U.S. and non-U.S. equities across a broad range of market capitalizations, industries and countries. Fixed income strategies are broadly invested primarily in corporate bonds and U.S. and U.K. government bonds. Real estate strategies are commingled investments that directly own U.S. and U.K. property. Commodity strategies are long commodity exposures that focus on managing yield from the forward term structure of commodity futures contracts. The U.K. absolute return strategy makes decisions about market exposure, stock selection and relative performance across asset classes or markets to achieve a targeted return.

Assets are rebalanced to targets on a periodic basis.

U.S. Qualified Pension Plans

The Company’s U.S. qualified pension plans were underfunded at December 31, 2011. Benefit payments from the plans were $178 million and $177 million in 2011 and 2010, respectively.

No Company common stock was held directly by the plans at December 31, 2011 and 2010.

The plans’ fixed income assets have a target duration of 100% to 200% of the plans’ liabilities and are designed to offset 30% to 100% of the effect of interest rate changes on the plans’ funded status. By investing in long-duration bonds and duration extending interest rate derivatives, the plans are able to invest more assets in equities and real estate, which historically have generated higher returns over time, while reducing the volatility of the plans’ funded status.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The table below sets forth the U.S. Trust’s 2012 target asset allocation and the actual asset allocations at December 31, 2011 and 2010.

Asset Category	Target Allocation 2012	Actual Allocation At December 31, 2011	Actual Allocation At December 31, 2010
Equities – U.S. Large Cap	15-35%	24%	31%
Equities – U.S. Mid Cap	3-8%	4%	7%
Equities – U.S. Small Cap	1-6%	2%	4%
Equities – Developed International & Emerging Markets	10-20%	15%	20%
Equities – Total	35-65%	45%	62%
Real Estate	0-10%	8%	5%
Commodities	2-4%	3%	1%
Equities & Alternatives – Total	45-70%	56%	68%
Fixed Income	30-60%	43%	31%
Cash	0-2%	1%	1%
Total	100%	100%	100%

A portion of the assets, typically between 10% and 15%, is actively managed in a global tactical asset allocation strategy, where day-to-day allocation decisions are made by the investment manager based on relative expected returns of stocks, bonds, commodities and cash in the U.S. and various non-U.S. markets. The global tactical asset allocation strategy also has a currency management component that is unrelated to the asset allocation positioning of the portfolio.

Tactical changes to the duration of the fixed income portfolio are made periodically. The actual duration of the fixed income portfolio was approximately 18 and 13 years at December 31, 2011 and 2010, respectively.

U.K. Pension Plan

The Company’s U.K. defined benefit pension plans were underfunded at December 31, 2011. Benefit payments from the plans were $14.3 million and $16.1 million in 2011 and 2010, respectively.

Since the plan’s obligations are paid in Great Britain Pounds Sterling, the plan invests approximately 70% of its assets in U.K.-denominated assets. Fixed income assets have a duration of about 15 years and are designed to offset approximately 15% to 25% of the effect of interest rate changes on the plan’s funded status.

The table below sets forth the plan’s target asset allocation for 2012 and the actual asset allocations at December 31, 2011 and 2010.

Asset Category	Target Allocation 2012	Actual Allocation At December 31, 2011	Actual Allocation At December 31, 2010
Equities – U.K.	14-17%	17%	30%
Equities – Global	27-33%	26%	27%
Absolute Return	9-11%	10%	0%
Real Estate	8-12%	10%	9%
Fixed Income	32-39%	36%	31%
Cash	0%	1%	3%
Total	100%	100%	100%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Assumptions

As of December 31, 2011 and December 31, 2010, the discount rates for the U.S. and U.K. were determined using a bond settlement approach based on a hypothetical portfolio of high quality corporate bonds whose coupon payments and maturity values are designed to match the projected benefit payment cash flows of the underlying pension and OPEB obligations. The resulting discount rates were used to determine the benefit obligations as of December 31, 2011 and 2010.

The long-term asset return assumptions for the U.S. and U.K. were based on an analysis of historical returns for equity, fixed income and real estate markets and the Company’s strategic portfolio allocation.

The RP2000 mortality table with projected improvements for life expectancy through 2020 using Scale AA was used for determination of the U.S. benefit obligations as of December 31, 2011 and 2010.

Anticipated Contributions to Defined Benefit Plans and Trusts

During 2012, the Company expects to contribute approximately $150 million to $200 million to its worldwide qualified and non-qualified pension plans.

U.S. Non-Qualified Pension Plan Funding

The Company maintains non-qualified pension plans in the U.S. to accrue retirement benefits in excess of Internal Revenue Code limitations and other contractual obligations. On December 31, 2011 and 2010, $60 million and $61 million, respectively, was held in a rabbi trust for payment of future non-qualified pension benefits for certain retired, terminated and active employees. The assets consist of cash surrender value of life insurance policies, equity and fixed income mutual funds and cash and cash equivalents. The assets of the rabbi trust, which do not qualify as plan assets and, therefore, are not included in the tables in this note, are available to pay pension benefits to these individuals, but are otherwise unavailable to the Company. The assets, other than approximately $27 million and $29 million as of December 31, 2011 and 2010, respectively, which are assigned to certain individuals if benefit payments to these individuals are not made when due, are available to the Company’s general creditors in the event of insolvency.

Defined Contribution Plans

In the U.S., the Company maintains voluntary U.S. retirement savings plans for salaried and wage employees. For 2011, 2010 and 2009, the Company’s cost was $61.8 million, $53.4 million and $49.8 million, respectively.

The Company also maintains defined contribution retirement plans for certain non-U.S. subsidiaries. For 2011, 2010 and 2009, the Company’s cost was $12.6 million, $9.8 million and $7.1 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

The following table sets forth the status of the Company’s defined benefit postretirement plans other than pension and the amounts recorded in the Company’s consolidated balance sheet.

	2011	2010
	(Dollars in millions)
Change in Projected Benefit Obligations
Projected benefit obligation at beginning of year	$326.6	$331.5
Service cost	1.1	1.1
Interest cost	15.7	17.4
Amendments	(2.4)	—
Actuarial (gains) losses	0.6	3.7
Foreign currency translation/Other	(0.1)	0.1
Gross benefits paid	(31.0)	(30.4)
Federal subsidy received	3.5	3.2

Projected benefit obligation at end of year	$314.0	$326.6

Weighted-Average Assumptions used to Determine Benefit Obligations as of December 31
Discount rate	4.67%	5.29%
Initial health care rate of increase	7.50%	7.50%
Ultimate health care rate of increase	5.00%	5.00%
Year ultimate trend reached	2018	2017
Change in Plan Assets
Fair value of plan assets at beginning of year	$—	$—
Company contributions	31.0	30.4
Gross benefits paid	(31.0)	(30.4)

Fair value of plan assets at end of year	$—	$—

Funded Status (Underfunded)	$(314.0)	$(326.6)

Amounts Recognized in the Balance Sheet Consist of:
Accrued expenses — current liability	$(27.8)	$(29.7)
Postretirement benefits other than pensions — non-current liability	(286.2)	(296.9)

Net liability recognized	$(314.0)	$(326.6)

Accumulated other comprehensive income (loss) — before tax	$(20.3)	$(22.0)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The components of net periodic postretirement benefit cost are as follows:

	Year Ended December 31,
	2011	2010	2009
	(Dollars in millions)
Components of Net Periodic Benefit Cost:
Service cost	$1.1	$1.1	$1.4
Interest cost	15.6	17.4	19.6
Amortization of prior service cost	(0.4)	(0.1)	(0.2)
Recognized net actuarial (gain) loss	—	—	—

Net periodic benefit cost	$16.3	$18.4	$20.8

Weighted-Average Assumptions used to Determine Net Periodic Benefit Cost
Discount rate	5.29%	5.55%	6.38%
Initial health care rate of increase	7.50%	7.30%	7.80%
Ultimate health care rate of increase	5.00%	5.00%	5.00%
Year ultimate trend reached	2017	2015	2015

The table below quantifies the impact of a one-percentage point change in the assumed health care cost trend rate.

	One Percentage Point Increase	One Percentage Point Decrease
	(Dollars in millions)
Increase (Decrease) in
Total of service and interest cost components in 2011	$0.8	$(0.7)
Accumulated postretirement benefit obligation as of December 31, 2011	$17.7	$(15.9)

Expected Postretirement Benefit Payments Other Than Pensions

Benefit payments for other postretirement obligations other than pensions, which reflect expected future service are expected to be paid as follows:

Year	Expected Employer Payments	Medicare Subsidy	Net Payments
	(Dollars in millions)
2012	$32.0	$(3.6)	$28.4
2013	32.1	(3.8)	28.3
2014	32.0	(3.9)	28.1
2015	31.7	(4.0)	27.7
2016	31.2	(4.1)	27.1
2017 to 2021	144.5	(22.0)	122.5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 14. Income Taxes

Income from continuing operations before income taxes as shown in the consolidated statement of income consists of the following:

	Year Ended December 31,
	2011	2010	2009
	(Dollars in millions)
Domestic	$886.7	$592.0	$552.2
Foreign	277.8	212.9	231.9

TOTAL	$1,164.5	$804.9	$784.1

A summary of income tax expense (benefit) from continuing operations in the consolidated statement of income is as follows:

	Year Ended December 31,
	2011	2010	2009
	(Dollars in millions)
Current
Federal	$192.0	$67.4	$43.9
Foreign	53.6	36.5	18.4
State	5.2	(38.4)	6.8

	250.8	65.5	69.1

Deferred
Federal	85.7	148.6	128.9
Foreign	11.3	(2.3)	7.4
State	(1.8)	8.7	2.4

	95.2	155.0	138.7

TOTAL	$346.0	$220.5	$207.8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Significant components of deferred income tax assets and liabilities were as follows:

	December 31,
	2011	2010
	(Dollars in millions)
Deferred income tax assets
Pensions	$291.0	$200.6
Tax credit and net operating loss carryovers	125.0	114.8
Postretirement benefits other than pensions	113.9	122.0
Inventories	58.1	42.9
Other nondeductible accruals	197.1	163.1
Employee benefits plans	66.5	65.8
Foreign currency hedges	4.9	—
Other	17.8	—

Deferred income tax assets	874.3	709.2
Less: valuation allowance	(54.7)	(45.1)

Total deferred income tax assets	819.6	664.1

Deferred income tax liabilities
Tax over book depreciation	(185.4)	(149.6)
Intangible assets	(496.8)	(392.3)
Foreign currency hedges	—	(3.8)
Pre-production and contract accounting	(487.0)	(385.4)
Other	—	(17.6)

Total deferred income tax liabilities	(1,169.2)	(948.7)

Net deferred income tax asset (liability)	$(349.6)	$(284.6)

Deferred tax assets and liabilities are recorded for tax carryforwards and the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes and are measured using enacted tax laws and rates. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the asset will not be realized.

At December 31, 2011, the Company had net operating loss and tax credit carryforward benefits of approximately $125 million which will expire in the years 2012 through 2031. For financial reporting purposes, the Company has a valuation allowance in 2011, 2010 and 2009 of approximately $55 million, $45 million and $55 million, respectively, to offset the deferred tax asset relating to those carryforward benefits. The net expense (benefit) recorded as a change in the total valuation allowance for 2011, 2010 and 2009 was $9.7 million, ($9.8) million and $4.2 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation of the beginning and ending amount of unrecognized tax benefits, in millions of dollars, was as follows:

Balance at January 1, 2009	$131.3
Additions based on tax positions related to current year	9.9
Additions for tax positions of prior years	3.1
Reductions for tax positions of prior years	(1.4)
Settlements	(4.9)

Balance at December 31, 2009	$138.0

Additions based on tax positions related to current year	10.2
Additions for tax positions of prior years	20.0
Reductions for tax positions of prior years	(6.7)
Settlements	(14.4)

Balance at December 31, 2010	$147.1

Additions based on tax positions related to current year	13.4
Additions for tax positions of prior years	14.4
Reductions for tax positions of prior years	(7.0)
Settlements	(5.2)

Balance at December 31, 2011	$162.7

Included in the balance at December 31, 2011, are $0.8 million of tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period. At December 31, 2011 and 2010, the total amount of unrecognized benefits that, if recognized, would have affected the effective tax rate was $215.5 million and $203.9 million, respectively. The difference relates to the impact of indirect effects including the federal benefit of state taxes and interest and penalties net of any related federal benefit as well as temporary differences which do not affect the effective tax rate. The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense. During 2011, 2010 and 2009, the Company recognized adjustments to income tax expense for interest and penalties of gains of $20.1 million, $29 million and $9.5 million, respectively. The Company had approximately $99.3 million and $119.4 million for the payment of interest and penalties accrued at December 31, 2011 and 2010, respectively.

The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction, various U.S. state jurisdictions and foreign jurisdictions. The Company is no longer subject to U.S. federal examination for years before 2005 and with few exceptions, state and local examinations for years before 2005 and non-U.S. income tax examinations for years before 2002. In late 2011 and early January 2012, the U.S. Internal Revenue Service (IRS) began examination of its 2009 and 2010 taxable years, respectively. For a discussion of uncertainties related to tax matters see Note 16, “Contingencies”.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The effective income tax rate from continuing operations varied from the statutory federal income tax rate as follows:

	2011		2010		2009
	%	(Dollars in millions)%		(Dollars in millions)%		(Dollars in millions)
Income from continuing operations before income taxes		$1,164.5		$804.9		$784.1
Statutory federal income tax rate	35.0%		35.0%		35.0%
State and local taxes	0.2%	$1.9	0.6%	$4.6	0.9%	$7.1
Tax benefits related to U.S. manufacturing	(1.4)%	$(16.1)	(0.8)%	$(6.6)	(0.9)%	$(7.4)
Tax credits	(2.1)%	$(24.3)	(3.1)%	$(25.1)	(3.0)%	$(23.8)
Deemed repatriation of non-U.S. earnings	0.3%	$3.2	1.7%	$14.0	1.8%	$14.0
Differences in rates on foreign subsidiaries	(1.3)%	$(15.2)	(3.4)%	$(27.6)	(4.3)%	$(33.8)
Interest on potential tax liabilities	0.3%	$3.7	0.5%	$4.1	(1.0)%	$(7.7)
Tax settlements and other adjustments to tax reserves (See Note 16)	(0.3)%	$(2.9)	(1.1)%	$(9.0)	1.0%	$7.5
Other items(1)	(1.0)%	$(11.9)	(2.0)%	$(15.6)	(3.0)%	$(22.6)

Effective income tax rate	29.7%		27.4%		26.5%

(1)	Includes a $10 million charge in 2010 due to the enactment of health care reform legislation in the U.S.

The Company has not provided for U.S. deferred income taxes or foreign withholding tax on basis differences in its non-U.S. subsidiaries of approximately $852.9 million that result primarily from the remaining undistributed earnings the Company intends to reinvest indefinitely. Determination of the potential liability on these basis differences is not practicable because such liability, if any, is dependent on circumstances existing if and when remittance occurs.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 15. Supplemental Balance Sheet Information

Allowance for Doubtful Accounts

The changes in accounts receivable allowances for doubtful accounts, in millions of dollars, were as follows:

Balance at December 31, 2008	$17.2

Charged to expense	2.9
Write-off of doubtful accounts	(2.3)
Foreign currency translation and other	0.2

Balance at December 31, 2009	18.0

Charged to expense	2.3
Write-off of doubtful accounts	(3.7)
Foreign currency translation and other	0.2

Balance at December 31, 2010	16.8

Charged to expense	3.2
Write-off of doubtful accounts	(1.1)
Foreign currency translation and other	0.4

Balance at December 31, 2011	$19.3

Property, Plant and Equipment-net

Property, plant and equipment and accumulated depreciation were as follows:

	December 31,
	2011	2010
	(Dollars in millions)
Land	$103.8	$78.8
Buildings and improvements	835.2	801.9
Machinery and equipment	2,361.9	2,270.9
Construction in progress	273.2	213.8

	3,574.1	3,365.4
Less accumulated depreciation	(1,940.9)	(1,843.9)

Total	$1,633.2	$1,521.5

Property included assets acquired under capital leases, principally buildings, machinery and equipment of $27.7 million and $18 million at December 31, 2011 and 2010, respectively. Related accumulated depreciation was $5.3 million and $4.2 million at December 31, 2011 and 2010, respectively. Depreciation expense was $202.5 million, $190.3 million and $179.2 million during 2011, 2010 and 2009, respectively. Interest costs capitalized during 2011, 2010 and 2009 was $2.3 million, $1.5 million and $1.8 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Assets

Other assets consisted of the following:

	December 31,
	2011	2010
	(Dollars in millions)
Participation payments — net of accumulated amortization of $14.3 million and $12 million at December 31, 2011 and 2010, respectively	$175.8	$116.7
Rotable assets — net of accumulated amortization of $159 million and $145.4 million at December 31, 2011 and 2010, respectively	136.3	130.3
Rabbi trust assets, including cash surrender value of life insurance contracts	116.1	115.1
Sales incentives — net of accumulated amortization of $68.9 million and $67.2 million at December 31, 2011 and 2010, respectively	62.7	55.6
Flight certification costs — net of accumulated amortization of $12.5 million and $9.4 million at December 31, 2011 and 2010, respectively	47.0	42.8
Investments in affiliated companies	26.4	17.8
Entry fee — net of accumulated amortization of $6.7 million and $4.7 million at December 31, 2011 and 2010, respectively	21.3	23.3
Foreign currency hedges	19.3	43.9
All other	66.4	79.1

Total	$671.3	$624.6

See Note 2, “Significant Accounting Policies” for a description of rotable assets, participation payments, sales incentives, flight certification costs and the entry fee.

Accrued Expenses

Accrued expenses consisted of the following:

	December 31,
	2011	2010
	(Dollars in millions)
Deferred revenue (see Note 2 “Significant Accounting Policies”)	$371.3	$274.9
Wages, vacations, pensions and other employment costs	365.1	313.2
Warranties	93.6	90.0
Accrued taxes	46.1	31.1
Postretirement benefits other than pensions	27.8	29.7
Foreign currency hedges	15.9	22.5
Other	291.3	280.4

Total	$1,211.1	$1,041.8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Guarantees

The Company extends financial and product performance guarantees to third parties. At December 31, 2011, the following environmental remediation and indemnification and financial guarantees were outstanding:

	Maximum Potential Payment	Carrying Amount of Liability
	(Dollars in millions)
Environmental remediation and other indemnification (See Note 16 “Contingencies”)	No limit	$12.9
Guarantees of residual value on leases	$28.1	$—
Guarantees of JV debt and other financial instruments	$41.9	$—

The Company has guarantees of residual values on certain lease obligations in which the Company is obligated to either purchase or remarket the assets at the end of the lease term.

The Company is a guarantor on a revolving credit agreement totaling £35 million between Rolls-Royce Goodrich Engine Control Systems Limited (JV) and a financial institution. In addition, the Company guarantees the JV’s foreign exchange credit line with a notional amount of $142 million and a fair value asset of $0.5 million at December 31, 2011. The Company is indemnified by Rolls-Royce for 50% of the gains/losses resulting from the foreign exchange hedges.

Service and Product Warranties

The Company provides service and warranty policies on certain of its products. The Company accrues liabilities under service and warranty policies based upon specific claims and a review of historical warranty and service claim experience. Adjustments are made to accruals as claim data and historical experience change. In addition, the Company incurs discretionary costs to service its products in connection with product performance issues.

The changes in the carrying amount of service and product warranties, in millions, are as follows:

Balance at December 31, 2009	$147.6

Net provisions for warranties issued during the year	49.2
Net change to warranties existing at the beginning of the year	(6.8)
Payments	(42.0)
Foreign currency translation and other	0.5

Balance at December 31, 2010	148.5

Net provisions for warranties issued during the year	51.1
Net change to warranties existing at the beginning of the year	6.2
Payments	(53.9)
Foreign currency translation and other	6.0

Balance at December 31, 2011	$157.9

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The current and long-term portions of service and product warranties were as follows:

	December 31,
	2011	2010
	(Dollars in millions)
Accrued expenses	$93.6	$90.0
Other non-current liabilities	64.3	58.5

Total	$157.9	$148.5

Other Comprehensive Income (Loss)

Total comprehensive income (loss) consisted of the following:

	Year Ended December 31,
	2011	2010	2009
Net income attributable to Goodrich	$810.4	$578.7	$597.3
Other comprehensive income (loss) net of tax:
Unrealized foreign currency translation gains (losses) during the period, net of tax for 2009 of ($1.9)(1)	(84.7)	(31.2)	119.2
Pension and OPEB liability adjustments during the period, net of tax for 2011, 2010 and 2009 of $121.9, ($29.1) and ($37.2), respectively	(227.1)	36.8	37.2
Gain (loss) on cash flow hedges, net of tax for 2011, 2010 and 2009 of $8.7, $6 and ($76.4), respectively	(23.3)	(8.5)	148.5
Less: comprehensive income attributable to noncontrolling interests	—	—	—

Total comprehensive income (loss) attributable to Goodrich	$475.3	$575.8	$902.2

Accumulated other comprehensive income (loss) consisted of the following:

	December 31,
	2011	2010
	(Dollars in millions)
Cumulative unrealized foreign currency translation gains, net of deferred taxes of ($1.5) and ($1.7), respectively(1)	$54.9	$139.6
Pension and OPEB liability adjustments	(1,058.6)	(831.5)
Accumulated gain/(loss) on cash flow hedges	(7.5)	15.8

Total	$(1,011.2)	$(676.1)

(1)	Other than noted above, no income taxes were provided on foreign currency translation gains (losses) for comprehensive income (loss) and accumulated other comprehensive income (loss) as foreign earnings are considered permanently invested.

The pension and OPEB liability amounts above are net of deferred taxes of $617.1 million and $495.1 million in 2011 and 2010, respectively. The accumulated gain on cash flow hedges above is net of deferred taxes of $4.1 million and $4.6 million in 2011 and 2010, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 16. Contingencies

General

There are various pending or threatened claims, lawsuits and administrative proceedings against the Company or its subsidiaries, arising from the ordinary course of business which seek remedies or damages. Although no assurance can be given with respect to the ultimate outcome of these matters, the Company believes that any liability that may finally be determined with respect to commercial and non-asbestos product liability claims should not have a material effect on its consolidated financial position, results of operations or cash flows. Legal costs are expensed as incurred.

Environmental

The Company is subject to environmental laws and regulations which may require that the Company investigate and remediate the effects of the release or disposal of materials at sites associated with past and present operations. At certain sites, the Company has been identified as a potentially responsible party under the federal Superfund laws and comparable state laws. The Company is currently involved in the investigation and remediation of a number of sites under applicable laws.

Estimates of the Company’s environmental liabilities are based on current facts, laws, regulations and technology. These estimates take into consideration the Company’s prior experience and professional judgment of the Company’s environmental specialists. Estimates of the Company’s environmental liabilities are further subject to uncertainties regarding the nature and extent of site contamination, the range of remediation alternatives available, evolving remediation standards, imprecise engineering evaluations and cost estimates, the extent of corrective actions that may be required and the number and financial condition of other potentially responsible parties, as well as the extent of their responsibility for the remediation.

Accordingly, as investigation and remediation proceed, it is likely that adjustments in the Company’s accruals will be necessary to reflect new information. The amounts of any such adjustments could have a material adverse effect on the Company’s results of operations or cash flows in a given period. Based on currently available information, however, the Company does not believe that future environmental costs in excess of those accrued with respect to sites for which the Company has been identified as a potentially responsible party are likely to have a material adverse effect on the Company’s financial condition.

Environmental liabilities are recorded when the liability is probable and the costs are reasonably estimable, which generally is not later than at completion of a feasibility study or when the Company has recommended a remedy or has committed to an appropriate plan of action. The liabilities are reviewed periodically and, as investigation and remediation proceed, adjustments are made as necessary. Liabilities for losses from environmental remediation obligations do not consider the effects of inflation and anticipated expenditures are not discounted to their present value. The liabilities are not reduced by possible recoveries from insurance carriers or other third parties, but do reflect anticipated allocations among potentially responsible parties at federal Superfund sites or similar state-managed sites, third party indemnity obligations or contractual obligations, and an assessment of the likelihood that such parties will fulfill their obligations at such sites.

The changes in the carrying amount of environmental liabilities for 2011, in millions, are as follows:

Balance at December 31, 2010	$67.7
Accruals and adjustments	5.4
Payments	(8.2)
Foreign currency translation and other	3.4

Balance at December 31, 2011	$68.3

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2011 and 2010, $13.3 million and $14.6 million, respectively, of the accrued liability for environmental remediation were included in current liabilities as accrued expenses. At December 31, 2011 and 2010, $32.8 million and $27.3 million, respectively, was associated with ongoing operations and $35.5 million and $40.4 million, respectively, was associated with previously owned businesses.

The Company expects that it will expend present accruals over many years, and will generally complete remediation in less than 30 years at sites for which it has been identified as a potentially responsible party. This period includes operation and monitoring costs that are generally incurred over 15 to 25 years.

Certain states in the U.S. and countries globally are promulgating or proposing new or more demanding regulations or legislation impacting the use of various chemical substances by all companies. The Company continues to evaluate the potential impact, if any, of complying with such regulations and legislation.

Asbestos

The Company and some of its subsidiaries have been named as defendants in various actions by plaintiffs alleging damages as a result of exposure to asbestos fibers in products or at formerly owned facilities. The Company believes that pending and reasonably anticipated future actions are not likely to have a material adverse effect on the Company’s financial condition, results of operations or cash flows. There can be no assurance, however, that future legislative or other developments will not have a material adverse effect on the Company’s results of operations and cash flows in a given period.

Insurance Coverage

The Company maintains a comprehensive portfolio of insurance policies, including aviation products liability insurance which covers most of its products. The aviation products liability insurance typically provides first dollar coverage for defense and indemnity of third party claims.

A portion of the Company’s primary and excess layers of pre-1986 insurance coverage for third party claims, primarily related to certain long-tail toxic tort and environmental claims, was provided by certain insurance carriers who are either insolvent, undergoing solvent schemes of arrangement or in run-off. The Company has entered into settlement agreements with a number of these insurers pursuant to which the Company agreed to give up its rights with respect to certain insurance policies in exchange for negotiated payments. These settlements represent negotiated payments for the Company’s loss of insurance coverage, as it no longer has this insurance available for claims that may have qualified for coverage. The portion of these payments which related to recovery of past costs (recognized as expense in prior periods) or for which there are currently no anticipated future claims is recognized in income when the payments are received. The portion related to potential future claims is recorded as deferred settlement credits on the balance sheet.

The deferred settlement credits partially offset future costs related to insurable claims utilizing a systematic and consistent approach. The recognition of the deferred settlement credits is calculated utilizing the estimated percent of costs incurred in the current period that insurance companies would have reimbursed to the Company if insurance coverage were still in place. This approach utilizes historical claims and insurance information of the Company and is reviewed and updated at least annually.

A summary of the deferred settlement credits activity for the twelve months ended December 31, 2011, in millions, is as follows:

Balance at December 31, 2010	$48.6
Proceeds from insurance settlements	0.5
Amounts recorded as reduction of costs	(5.6)

Balance at December 31, 2011	$43.5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The current and long-term portions of the deferred settlement credits were as follows:

	December 31,
	2011	2010
	(Dollars in millions)
Accrued expenses	$7.2	$5.7
Other non-current liabilities	36.3	42.9

Total	$43.5	$48.6

It is not practical to estimate when the remaining deferred settlement credits are expected to be recognized. The proceeds from such insurance settlements were reported as a component of net cash provided by operating activities in the period payments were received.

Liabilities of Divested Businesses

In connection with the divestiture of the Company’s tire, vinyl and other businesses, the Company has received contractual rights of indemnification from third parties for environmental and other claims arising out of the divested businesses. Failure of these third parties to honor their indemnification obligations could have a material adverse effect on the Company’s financial condition, results of operations and cash flows.

Aerostructures Long-term Contracts

The Company’s aerostructures business in the Nacelles and Interior Systems segment has several long-term contracts in the pre-production phase including the Airbus A350 XWB, the A320neo and the Pratt and Whitney PurePower® PW 1000G engine contracts, and in the early production phase, including the Boeing 787. These contracts are accounted for in accordance with long-term construction contract accounting.

The pre-production phase includes design of the product to meet customer specifications as well as design of the processes to manufacture the product. Also involved in this phase is securing the supply of material and subcomponents produced by third party suppliers, generally accomplished through long-term supply agreements.

Contracts in the early production phase include excess-over-average inventories, which represent the excess of current manufactured cost over the estimated average manufactured cost during the life of the contract.

Cost estimates over the lives of contracts are affected by estimates of future cost reductions including learning curve efficiencies. Because these contracts cover manufacturing periods of up to 20 years or more, there is risk associated with the estimates of future costs made during the pre-production and early production phases. These estimates may be different from actual costs due to various risk factors, including the following:

•	Ability to recover costs incurred for change orders and claims;

•	Costs, including material and labor costs and related escalation;

•	Labor improvements due to the learning curve experience;

•	Anticipated cost and/or productivity improvements, including overhead absorption, related to new, or changes to, manufacturing methods and processes;

•	Supplier pricing, including escalation where applicable, potential supplier claims, the supplier’s financial viability and the supplier’s ability to perform;

•	The cost impact of product design changes that frequently occur during the flight test and certification phases of a program; and

•	Effect of foreign currency exchange fluctuations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Additionally, total contract revenue is based on estimates of future units to be delivered to the customer, the ability to recover costs incurred for change orders and claims and sales price escalation, where applicable. There is a risk that there could be differences between the actual units delivered and the estimated total units to be delivered under the contract and differences in actual revenues compared to estimates. Changes in estimates could have a material impact on the Company’s results of operations and cash flows.

Provisions for estimated losses on uncompleted contracts are recorded in the period such losses are determined to the extent total estimated costs exceed total estimated contract revenues.

Aerostructures Boeing 787 Nacelle Contract

During July 2011, the Company agreed to a contract modification with Boeing on the 787 contract. The contract modification extended the duration of the contract through 2030 and did not have a material effect on the Company’s financial position, results of operations and/or cash flows. The Company’s latest outlook estimates original equipment sales in excess of $9 billion for this contract. Aftermarket sales associated with this program are not accounted for using the percentage-of-completion method of accounting.

This program is in the early production phase, with its entry into service in September 2011 followed by rapidly increasing production rates shortly thereafter. For this contract to remain profitable, it will be important that assumptions are realized as currently estimated in the Company’s outlook, such as:

•

Supplier pricing consistent with projected costs must be negotiated for portions of the product. These prices could be impacted by design changes, changes in material costs and availability of reliable suppliers in competitive cost countries;

•	New automated equipment is being utilized to manufacture the 787 composite nacelle, which is expected to reduce costs significantly during the contract period;

•

Nacelle product design changes continue to occur to improve product performance, reduce weight and lower cost. The Company expects that some of the costs for these changes will be recoverable from Boeing and also expects to have success on its various cost reduction initiatives; and

•	Material and overhead cost escalation and inflation assumptions could be different than estimated.

While the Company continues to believe the contract will be profitable, it is important to note that changes to any of the current cost and/or revenue assumptions will have a significant impact on the overall profitability of the contract and could have a material impact on the Company’s results of operations in the period identified. All of the risk factors listed in “Aerostructures Long-term Contracts” above could also affect the Company’s outlook of profitability on this contract.

JSTARS Program

In 2002, Seven Q Seven, Ltd. (7Q7) was selected by Northrop Grumman Corporation to provide propulsion pods for the re-engine program for the JT3D engines used by the U.S. Air Force. The Company was selected by 7Q7 as a supplier for the inlet, thrust reverser, exhaust, EBU, strut systems and wing interface systems. As of December 31, 2011, the Company had $18.4 million (net of advances of $8.8 million) of pre-production costs and inventory related to this program.

Future program funding remains uncertain and there can be no assurance of such funding. If the program were to be cancelled, the Company would recognize an impairment.

Tax

The Company is continuously undergoing examination by the IRS as well as various state and foreign jurisdictions. The IRS and other taxing authorities routinely challenge certain deductions and credits reported by the Company on its income tax returns. See Note 14, “Income Taxes”, for additional detail.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Tax Years 2007 and 2008

In January 2011, the IRS issued a Revenue Agent’s Report (RAR) for the tax years 2007 and 2008. In February 2011, the Company submitted a protest to the Appeals Division of the IRS with respect to certain unresolved issues which involve the proper timing of deductions. Although it is reasonably possible that these matters could be resolved during the next 12 months, the timing or ultimate outcome is uncertain.

Tax Years 2005 and 2006

During 2009, the IRS issued a RAR for the tax years 2005 and 2006. In July 2009, the Company submitted a protest to the Appeals Division of the IRS with respect to certain unresolved issues which involve the proper timing of deductions. Although it is reasonably possible that these matters could be resolved during the next 12 months, the timing or ultimate outcome is uncertain.

Tax Years 2000 to 2004

During 2007, the IRS and the Company reached agreement on substantially all of the issues raised with respect to the examination of taxable years 2000 to 2004. The Company submitted a protest to the Appeals Division of the IRS with respect to the remaining unresolved issues which involve the proper timing of certain deductions. The Company and the IRS were unable to reach agreement on the remaining issues. In December 2009, the Company filed a petition in the U.S. Tax Court and in March 2010 the Company also filed a complaint in the Federal District Court. On January 18, 2012, the District Court granted the government’s motion for partial summary judgment in this matter. Final judgment in the District Court case cannot be entered until the remaining issues are resolved. It is the Company’s intent to appeal the ruling once final judgment is entered. The Company believes the amount of the estimated tax liability if the IRS were to ultimately prevail is fully reserved. The Company cannot predict the timing or ultimate outcome of a final resolution.

Tax Years Prior to 2000

The previous examination cycle included the consolidated income tax groups for the audit periods identified below:

Coltec Industries Inc. and Subsidiaries	December, 1997 — July, 1999 (through date of acquisition)
Goodrich Corporation and Subsidiaries	1998 — 1999 (including Rohr, Inc. (Rohr) and Coltec)

The IRS and the Company previously reached final settlement on all but one of the issues raised in this examination cycle. The Company received statutory notices of deficiency dated June 14, 2007 related to the remaining unresolved issue which involves the proper timing of certain deductions. The Company filed a petition with the U.S. Tax Court in September 2007 to contest the notices of deficiency.

In December 2010, the Company reached a tentative agreement with the IRS to settle the remaining unresolved issue but due to the size of the potential refund, the agreement required approval by the Joint Committee on Taxation (JCT). In January 2011, the JCT approved the terms of the settlement agreement. In March 2011, the U.S. Tax Court accepted the terms of the settlement agreement and agreed to the litigants’ request to dismiss the matter. The Company recognized a tax benefit of approximately $21 million in the three months ended March 31, 2011.

Rohr was examined by the State of California for the tax years ended July 31, 1985, 1986 and 1987. The State of California disallowed certain expenses incurred by one of Rohr’s subsidiaries in connection with the lease of certain tangible property. California’s Franchise Tax Board held that the deductions associated with the leased equipment were non-business deductions. In addition, California audited our amended tax returns filed to reflect the changes resulting from the settlement of the U.S. Tax Court for Rohr’s tax years

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1986 to 1997. California issued an assessment based on numerous issues including proper timing of deductions and allowance of tax credits. In October 2010, a comprehensive settlement was reached with the California Tax Board addressing all issues for tax years 1985 through 2001. The Company recognized a tax benefit of approximately $23 million in the three months ended December 31, 2010.

Note 17. Derivatives and Hedging Activities

Cash Flow Hedges

The Company has subsidiaries that conduct a substantial portion of their business in Great Britain Pounds Sterling, Euros, Canadian Dollars, Indian Rupees and Polish Zlotys but have significant sales contracts that are denominated primarily in U.S. Dollars. Periodically, the Company enters into forward contracts to exchange U.S. Dollars for these currencies to hedge a portion of the Company’s exposure from U.S. Dollar sales.

The forward contracts described above are used to mitigate the potential volatility to earnings and cash flow arising from changes in currency exchange rates that impact the Company’s U.S. Dollar sales for certain foreign operations. The forward contracts are accounted for as cash flow hedges and are recorded in the Company’s consolidated balance sheet at fair value, with the offset reflected in AOCI, net of deferred taxes. The gain or loss on the forward contracts is reported as a component of other comprehensive income (loss) (OCI) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The notional value of the forward contracts at December 31, 2011 and 2010 was $1,933.7 million and $2,286.5 million, respectively. The total fair value before taxes of the Company’s forward contracts and the accounts in the consolidated balance sheet in which the fair value amounts are included are shown below:

	December 31,
	2011	2010
	(Dollars in millions)
Prepaid expenses and other assets	$15.8	$20.3
Other assets	19.8	44.6
Accrued expenses	16.0	22.7
Other non-current liabilities	26.1	11.6

The amounts recognized in OCI and reclassified from AOCI into earnings are shown below:

	Year Ended December 31,
	2011	2010	2009
	(Dollars in millions)
Amount of gain/(loss) recognized in OCI, net of tax for 2011, 2010 and 2009 of $8.7, $6 and $(76.4), respectively	$(23.3)	$(8.5)	$148.5
Amount of gain/(loss) reclassified from AOCI into earnings	$11.5	$(32.2)	$(49.6)

As of December 31, 2011, the fair value of the Company’s forward contracts of a $6.5 million net liability (before a deferred tax asset of $3.2 million), is recorded in AOCI and will be reflected in income as earnings are affected by the hedged items. As of December 31, 2011 the portion of the $6.5 million that would be reclassified into earnings as a decrease in sales to offset the effect of the hedged item in the next 12 months is a loss of $0.2 million. These forward contracts mature on a monthly basis with maturity dates that range from January 2012 to December 2016. There was a de minimis amount of both ineffectiveness and hedge components excluded from the assessment of effectiveness during 2011, 2010 and 2009.

In connection with the formation of the JV on December 31, 2008, a third party assumed, without recourse to the Company, certain of these forward contracts with notional amounts aggregating $149.5 million and a fair value liability of approximately $32 million. The related net loss position of $32 million associated with these forward contracts was deferred in AOCI and is recognized into earnings as the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

original forecasted transactions affect earnings. As of December 31, 2011, a $0.4 million loss, net of deferred taxes of $0.4 million, remained in AOCI related to these forward contracts.

As of December 31, 2011, a $2.7 million loss, net of deferred taxes of $0.5 million, remained in AOCI related to the treasury locks resulting from the 2006 and 2010 issuance of senior notes.

Fair Value Hedges

The Company enters into interest rate swaps to increase the Company’s exposure to variable interest rates. The settlement and maturity dates on each swap are the same as those on the referenced notes. The interest rate swaps are accounted for as fair value hedges and the carrying value of the notes is adjusted to reflect the fair values of the interest rate swaps. For 2011, 2010 and 2009, net gains of $1.6 million, $2.7 million and $3.7 million ($1 million, $1.7 million and $2.3 million after tax, respectively) were recorded as a reduction to interest expense. These amounts included previously terminated swaps which are amortized over the life of the underlying debt. At December 31, 2011, the Company had no interest rate swaps outstanding.

Other Forward Contracts

As a supplement to the foreign exchange cash flow hedging program, the Company enters into forward contracts to manage its foreign currency risk related to the translation of monetary assets and liabilities denominated in currencies other than the relevant functional currency. These forward contracts generally mature monthly and the notional amounts are adjusted periodically to reflect changes in net monetary asset balances. Since these contracts are not designated as hedges, the gains or losses on these forward contracts are recorded in cost of sales. These contracts are utilized to mitigate the earnings impact of the translation of net monetary assets and liabilities.

As of December 31, 2011, the Company had no such outstanding forward contracts. During 2011, the Company recorded a gain on its monetary assets of approximately $8 million, which was offset by losses on the forward contracts described above of approximately $17 million.

As of December 31, 2010, the Company had contracts outstanding with a notional value of $14.9 million and a fair value net liability of $0.2 million. During 2010, the Company recorded a transaction gain on its monetary assets of approximately $17.7 million, which was offset by losses on the forward contracts described above of approximately $26.2 million.

As of December 31, 2009, the Company had contracts outstanding with a notional value of $57.9 million and a fair value net liability of $2.5 million. During 2009, the Company recorded a transaction loss on its monetary assets of approximately $16.7 million, which was partially offset by gains on the forward contracts described above of approximately $9.8 million.

Note 18. Supplemental Cash Flow Information

The following table sets forth other cash flow information including acquisitions.

	Year Ended December 31,
	2011	2010	2009
	(Dollars in millions)
Estimated fair value of tangible assets acquired	$203.5	$88.2	$115.1
Goodwill and identifiable intangible assets acquired	588.2	280.1	420.9
Net cash paid, net of cash acquired	(503.3)	(342.6)	(392.1)

Liabilities assumed, including deferred tax liabilities	$288.4	$25.7	$143.9

Interest paid, net of amount capitalized	$130.9	$123.8	$114.8

Income taxes paid, net of refunds received	$73.0	$142.6	$38.9

Interest and income taxes paid include amounts related to discontinued operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 19. Preferred Stock

There are 10,000,000 authorized shares of Series Preferred Stock — $1 par value. Shares of Series Preferred Stock that have been redeemed are deemed retired and extinguished and may not be reissued. As of December 31, 2011, 2,401,673 shares of Series Preferred Stock have been redeemed, and no shares of Series Preferred Stock were outstanding. The Board of Directors establishes and designates the series and fixes the number of shares and the relative rights, preferences and limitations of the respective series of the Series Preferred Stock.

Cumulative Participating Preferred Stock — Series F

The Company has 200,000 shares of Junior Participating Preferred Stock — Series F — $1 par value Series F Stock authorized at December 31, 2011. Series F Stock has preferential voting, dividend and liquidation rights over the Company’s common stock. At December 31, 2011, no Series F Stock was issued or outstanding.

Note 20. Common Stock

During 2011, 2010 and 2009, 1.5 million, 3 million and 1.6 million shares, respectively, of authorized but unissued shares of common stock were issued under the 2001 and 2011 Equity Compensation Plan and other employee share-based compensation plans.

During 2011, the Company registered an additional 2.8 million shares of common stock reserved for issuance for future awards pursuant to the 2011 Equity Compensation Plan and other employee share-based compensation plans. As of December 31, 2011, there were 11.2 million shares of common stock reserved for issuance under outstanding and future awards pursuant to the 2011 Equity Compensation Plan and other employee share-based compensation plans.

As discussed in Note 1, “Goodrich Merger Agreement with United Technologies Corporation”, the Company is prohibited from granting new awards pursuant to employee share-based compensation plans after September 21, 2011 (except under certain conditions in the event the Merger is not consummated prior to August 31, 2012).

The Company acquired 1.2 million, 2.4 million and 0.4 million shares of treasury stock in 2011, 2010 and 2009, respectively. Included in these amounts are shares the Company repurchased under its share repurchase program described below.

A share repurchase program was initially approved by the Company’s Board of Directors on October 24, 2006 and increased on February 19, 2008, for $600 million in total. On February 15, 2011, the Board approved an additional increase to $1.1 billion in total. The primary purpose of the program is to reduce dilution to existing shareholders from the Company’s share-based compensation plans. No time limit was set for completion of the program. Repurchases under the program may be made through open market or privately negotiated transactions at times and in such amounts as management deems appropriate, subject to market conditions, regulatory requirements and other factors. The program does not obligate the Company to repurchase any particular amount of common stock, and may be suspended or discontinued at any time without notice. The Company repurchased 1 million, 2.2 million and 0.3 million shares of the Company’s common stock for approximately $84 million, $167 million and $16 million in 2011, 2010 and 2009, respectively, under the program. The Company has $479 million remaining to repurchase shares under the program.

QUARTERLY FINANCIAL DATA (UNAUDITED)

	2011 Quarters				2010 Quarters
	First	Second	Third	Fourth	First	Second	Third	Fourth
	(Dollars in millions, except per share amount)
BUSINESS SEGMENT SALES
Actuation and Landing Systems	$684.3	$736.7	$733.0	$791.3	$613.1	$608.1	$631.1	$639.2
Nacelles and Interior Systems	656.4	688.8	705.1	746.4	555.8	577.4	582.7	623.6
Electronic Systems	555.2	575.9	594.5	607.3	526.3	532.0	534.2	543.4

TOTAL SALES	$1,895.9	$2,001.4	$2,032.6	$2,145.0	$1,695.2	$1,717.5	$1,748.0	$1,806.2

GROSS PROFIT(1)	$585.4	$617.2	$660.1	$709.4	$490.9	$544.6	$541.1	$546.4

OPERATING INCOME
Actuation and Landing Systems	$86.5	$76.5	$97.1	$113.3	$69.4	$60.5	$79.5	$63.7
Nacelles and Interior Systems	157.3	178.2	191.1	203.1	118.8	151.4	136.8	148.9
Electronic Systems	91.0	89.8	104.7	105.3	70.8	95.1	86.3	72.7
Corporate(2)	(34.5)	(41.6)	(41.4)	(40.6)	(38.0)	(31.7)	(41.5)	(44.4)

TOTAL OPERATING INCOME	$300.3	$302.9	$351.5	$381.1	$221.0	$275.3	$261.1	$240.9

CONSOLIDATED NET INCOME	$196.6	$178.3	$203.3	$240.6	$113.8	$161.4	$161.4	$150.0

INCOME FROM CONTINUING OPERATIONS ATTRIBUTABLE TO GOODRICH	$194.8	$176.6	$201.1	$237.6	$110.0	$158.9	$160.1	$147.5
Discontinued Operations	—	—	—	0.3	1.2	0.1	0.1	0.8

NET INCOME ATTRIBUTABLE TO GOODRICH	$194.8	$176.6	$201.1	$237.9	$111.2	$159.0	$160.2	$148.3

Basic Earnings Per Share(3)
Continuing Operations	$1.53	$1.39	$1.59	$1.87	$0.87	$1.25	$1.26	$1.16
Discontinued Operations	—	—	—	—	0.01	—	—	0.01

Net Income Attributable to Goodrich	$1.53	$1.39	$1.59	$1.87	$0.88	$1.25	$1.26	$1.17

Diluted Earnings Per Share(3)
Continuing Operations	$1.52	$1.38	$1.57	$1.85	$0.86	$1.24	$1.25	$1.15
Discontinued Operations	—	—	—	—	0.01	—	—	0.01

Net Income Attributable to Goodrich	$1.52	$1.38	$1.57	$1.85	$0.87	$1.24	$1.25	$1.16

(1)	Gross profit represents sales less cost of sales.

(2)	Includes corporate general and administrative expenses and certain ERP expenses, which were not allocated to the segments.

(3)	The sum of the earnings per share for the four quarters in a year does not necessarily equal the total year earnings per share due to rounding.

QUARTERLY FINANCIAL DATA (UNAUDITED) (Continued)

The Company’s operating results included the following pre-tax income from the revision of estimates on certain long-term contracts, primarily recorded by the Company’s aerostructures and wheels and brakes businesses in 2011 and 2010:

	2011	2010
	(Dollars in millions)
First Quarter	$20.7	$16.0
Second Quarter	20.6	32.8
Third Quarter	41.6	22.2
Fourth Quarter	25.2	27.0

	$108.1	$98.0

The second quarter of 2011 included a $15.6 million pre-tax charge related to the closure of a facility in the Company’s landing gear business. See Note 4, “Business Segment Information”, to the consolidated financial statements.

The third quarter of 2011 included additional pre-tax share-based compensation expense of approximately $15 million and pre-tax merger-related costs of approximately $12 million, primarily investment bank fees, legal costs and other filing fees and expenses, related to the Merger Agreement entered into with UTC. See Note 1, “Goodrich Merger Agreement with United Technologies Corporation”, to the consolidated financial statements.

The fourth quarter of 2011 included pre-tax income of approximately $35 million related to agreements reached with a customer on previously unresolved product pricing, ongoing product pricing and reimbursement of certain non-recurring costs.

The first quarter of 2010 included a charge of $10 million due to the enactment of health care reform legislation in the U.S.

The fourth quarter of 2010 included a $34.9 million pre-tax net loss in connection with the redemption of our senior notes due in 2012. See Note 5, “Other Income (Expense) — Net”, to the consolidated financial statements. The fourth quarter of 2010 also included a $23 million tax benefit related to the California Tax Board settlement (see Note 16, “Contingencies”, to the consolidated financial statements) and the full year 2010 net tax benefit of $13.5 million for the extension of the U.S. Research and Development tax credit, which became law in December 2010.